Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders’ and the Board of Directors of Premier Financial Corp.

Defiance, Ohio

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated statements of financial condition of Premier Financial Corp. (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2023 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control – Integrated Framework: (2013) issued by COSO.

Basis for Opinions

The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s financial statements and an opinion on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Allowance for Credit Losses on Loans Receivable (“ACL”) – Qualitative Factors

As described in Notes 2 and 6 to the financial statements, the Company recognizes expected losses expected to be incurred over the contractual lives of financial assets carried at amortized cost, including loans receivable, using the Current Expected Credit Losses methodology. The ACL was $76,512,000 at December 31, 2023, and consists of two components: a specific reserve based on the analysis of individually evaluated loans, and a general reserve which represents current expected credit losses on loans sharing common risk characteristics (“general reserve”). The general reserve includes amounts from both a quantitative and a qualitative analysis. The Company has segregated the portfolio into segments with similar risk characteristics and generally uses two methodologies, discounted cash flow and probability of default/loss given default, to determine the quantitative factors.

Determination of the qualitative factors, which are added to the quantitative factors to adjust the general reserve for the current environment, incorporates subjective factors, including economic, environmental, and other risk factors. The incorporation of qualitative factors added $44,100,000 to the ACL as of December 31, 2023. We have identified auditing the qualitative factors as a critical audit matter as management’s determination of the qualitative factors is subjective and involves significant management judgments; and our audit procedures related to certain of the qualitative factors involved a high degree of auditor judgment and required significant audit effort, including the need to involve more experienced audit personnel.

The primary procedures we performed to address this critical audit matter included:

•	Testing the design and operating effectiveness of controls that ensured the qualitative factors had a reasonable basis, including controls addressing:

•	Management’s review of the relevance and reliability of data inputs used as the basis for the qualitative factors.

•	Management’s review of the reasonableness of significant judgments and assumptions used to develop the qualitative factors.

•	Management’s review of the mathematical accuracy of the qualitative factors calculation.

•	Substantively testing management’s determination of the qualitative factors, including evaluating their judgments and assumptions including:

•

Testing management’s process for developing the qualitative factors and assessing the relevance and reliability of data used to develop the adjustments, including evaluating their significant judgments and assumptions for reasonableness. Among other procedures, our evaluation considered evidence from internal and external sources and whether significant judgments and assumptions were applied consistently from period to period.

•	Analytically evaluating the qualitative factors for directional consistency and reasonableness.

•	Testing the mathematical accuracy of the qualitative factors used in the general reserve.

Goodwill Impairment Assessment as of September 30, 2023

As described in Notes 2 and 9 to the financial statements, the Company’s goodwill balance totaled $295,602,000 as of December 31, 2023, which is allocated to the Company’s single reporting unit. The Company performs a goodwill impairment test annually as of November 30, or in between annual tests if events or changes in circumstances indicate that it is more likely than not that the fair value of the reporting unit is less than the carrying amount. Due to the sustained decline in the Company’s stock price, management performed a quantitative assessment of goodwill for impairment as of September 30, 2023, concluding goodwill was not impaired. The impairment assessment compared the fair value of the Company’s single reporting unit with its carrying amount (including goodwill). If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to the excess. The Company’s assessment estimated fair value using an income approach that incorporated a discounted cash flow model that involves management assumptions based upon future projections.

We identified the auditing of the impairment assessment of goodwill as of September 30, 2023 as a critical audit matter due to the high degree of auditor judgment and subjectivity needed to evaluate the fair value of the reporting unit due to the judgments made by management in the estimation of the Company’s reporting unit fair value. In addition, the audit procedures involved the use of specialists to assist with the evaluation.

The primary procedures performed to address this critical audit matter included:

•

Testing the design and operative effectiveness of management’s review control over the appropriateness of the valuation method, the completeness and accuracy of internal data, relevance and reliability of external data, and reasonableness of estimates and assumptions in the valuation.

•	Evaluating the appropriateness of the valuation method used to determine the fair value of the reporting unit.

•	Testing the mathematical accuracy of the fair value computation including testing of the completeness and accuracy of the data used in the analysis to develop the estimate.

•	Evaluating the reasonableness of the prospective financial information.

•	Utilization of specialists to assist with the evaluation of the appropriateness of the valuation method, management assumptions, and overall reasonableness of the fair value of the reporting unit.

/s/Crowe LLP

Crowe LLP

We have served as the Company’s auditor since 2005.

Cleveland, Ohio

February 28, 2024

PREMIER FINANCIAL CORP.

Consolidated Statements of Financial Condition

(Dollars in Thousands, except per share data)

	December 31,
	2023	2022
Assets
Cash and cash equivalents:
Cash and amounts due from depository institutions	$81,973	$88,257
Interest-bearing deposits	32,783	39,903

	114,756	128,160
Securities available-for-sale, carried at fair value	946,708	1,040,081
Equity securities, carried at fair value	5,773	7,832

	952,481	1,047,913
Loans held for sale, at fair value at December 31, 2023	145,641	115,251
Loans receivable, net of allowance for credit losses of $76,512 and $72,816 at December 31, 2023 and 2022, respectively	6,662,875	6,387,804
Mortgage servicing rights	18,696	21,171
Accrued interest receivable	33,446	28,709
Federal Home Loan Bank (FHLB) stock	21,760	29,185
Bank owned life insurance	181,544	170,713
Premises and equipment	56,878	55,541
Real estate and other assets held for sale (OREO)	243	619
Goodwill	295,602	317,988
Core deposit and other intangibles	12,186	19,074
Other assets	129,841	133,214

Total assets	$8,625,949	$8,455,342

Liabilities and stockholders’ equity
Liabilities:
Deposits:
Noninterest-bearing	$1,591,979	$1,869,509
Interest-bearing	5,209,123	4,893,502
Brokered deposits	341,944	143,708

Total	7,143,046	6,906,719
Advances from the Federal Home Loan Bank	280,000	428,000
Subordinated debentures	85,229	85,103
Advance payments by borrowers	23,277	34,188
Reserve for credit losses - unfunded commitments	4,307	6,816
Other liabilities	114,463	106,795

Total liabilities	7,650,322	7,567,621
Commitments and Contingent Liabilities (Note 5)
Stockholders’ equity:
Preferred stock, $.01 par value per share: 37,000 shares authorized; no shares issued	—	—
Preferred stock, $.01 par value per share: 4,963,000 shares authorized; no shares issued	—	—
Common stock, $.01 par value per share: 50,000,000 shares authorized; 43,297,260 and 43,297,260 shares issued and 35,729,593 and 35,591,277 shares outstanding, respectively	306	306
Additional paid-in capital	690,585	691,453
Accumulated other comprehensive loss, net of tax of $(40,862) and $(46,323), respectively	(153,719)	(173,460)
Retained earnings	569,937	502,909
Treasury stock, at cost, 7,567,667 and 7,705,983 shares, respectively	(131,482)	(133,487)

Total stockholders’ equity	975,627	887,721

Total liabilities and stockholders’ equity	$8,625,949	$8,455,342

See accompanying notes

PREMIER FINANCIAL CORP.

Consolidated Statements of Income

(Dollar Amounts in Thousands, except per share data)

	Years Ended December 31,
	2023	2022	2021
Interest Income
Loans	$332,208	$249,561	$223,787
Investment securities:
Tax-exempt	2,383	3,406	3,898
Taxable	25,831	22,689	15,471
Interest-bearing deposits	2,478	831	198
FHLB stock dividends	2,610	1,225	233

Total interest income	365,510	277,712	243,587
Interest Expense
Deposits	122,407	24,909	13,482
Federal Home Loan Bank advances and other	21,479	6,550	23
Subordinated debentures	4,531	3,327	2,713
Notes payable	—	5	—

Total interest expense	148,417	34,791	16,218

Net interest income	217,093	242,921	227,369
Credit loss (benefit) expense - loans and leases	7,742	12,503	(6,733)
Credit loss (benefit) expense - unfunded commitments	(2,508)	1,784	(319)

Net interest income after provision for credit losses	211,859	228,634	234,421
Non-interest Income
Service fees and other charges	27,325	25,853	24,168
Mortgage banking income	6,743	9,871	21,925
Insurance commissions	8,856	16,228	15,780
Gain on sale of non-mortgage loans	165	—	—
Gain on sale of securities available for sale	37	1	2,218
(Loss) Gain on equity securities	(453)	(551)	1,954
Gain on sale of insurance agency	36,296	—	—
Wealth management income	6,322	5,828	6,027
Income from Bank Owned Life Insurance	5,014	3,946	5,121
Other non-interest income	544	984	2,133

Total non-interest income	90,849	62,160	79,326
Non-interest Expense
Compensation and benefits	92,609	97,396	90,646
Occupancy	13,358	14,039	15,501
FDIC insurance premium	5,803	3,647	2,896
Financial institutions tax	3,563	4,110	4,079
Data processing	16,191	13,780	13,550
Transaction costs	3,652	—	—
Amortization of intangibles	4,604	5,450	6,208
Other non-interest expense	23,451	26,089	24,444

Total non-interest expense	163,231	164,511	157,324

Income before income taxes	139,477	126,283	156,423
Federal income taxes	28,182	24,096	30,372

Net Income	$111,295	$102,187	$126,051

Earnings per common share (Note 3)
Basic	$3.11	$2.86	$3.39
Diluted	$3.11	$2.85	$3.39

See accompanying notes

PREMIER FINANCIAL CORP.

Consolidated Statements of Comprehensive Income

(Dollar Amounts in Thousands)

	For the Years Ended December 31,
	2023	2022	2021
Net income	$111,295	$102,187	$126,051
Change in securities available-for-sale (AFS):
Unrealized holding gains (losses) on available-for-sale securities arising during the period	19,281	(174,953)	(21,967)
Reclassification adjustment for (gains) losses realized in income	(37)	1	(2,218)

Net unrealized gains (losses)	19,244	(174,952)	(24,185)
Income tax effect	(4,041)	36,739	5,079

Net of tax amount	15,203	(138,213)	(19,106)

Change in cash flow hedge derivatives:
Unrealized holding gains (losses) on balance sheet swap	(3,626)	(40,494)	3,025
Reclassification adjustment for cash flow hedge derivative (gains) losses included in income	9,381	(392)	(2,172)

Net unrealized gains (losses)	5,755	(40,886)	853
Income tax effect	(1,208)	8,586	(179)

Net of tax amount	4,547	(32,300)	674

Change in unrealized gain/(loss) on postretirement benefit:
Net gain (loss) on defined benefit postretirement medical plan realized during the period	11	599	13
Net amortization and deferral	(23)	10	(13)

Net gain (loss) activity during the period	(12)	609	—
Income tax effect	3	(128)	—

Net of tax amount	(9)	481	—

Total other comprehensive income (loss)	19,741	(170,032)	(18,432)

Comprehensive income (loss)	$131,036	$(67,845)	$107,619

See accompanying notes

PREMIER FINANCIAL CORP.

Consolidated Statements of Changes in Stockholders’ Equity

(Dollar Amounts In Thousands, except number of shares)

	Preferred Stock	Common Stock Shares	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Treasury Stock	Total Stockholder’s Equity
Balance at December 31, 2020	$—	37,291,480	$306	$689,390	$15,004	$356,414	$(78,838)	$982,276
Net income						126,051		126,051
Other comprehensive loss					(18,432)			(18,432)
Deferred compensation plan		7,911		(30)			30	—
Stock based compensation expense				2,827				2,827
Vesting of incentive plans		31,597		(507)			507	—
Shares exercised under stock option plan, net		600					8	8
Restricted share issuance		43,460		(568)			568	—
Restricted share forfeitures		(24,299)		20			(723)	(703)
Shares repurchased		(967,136)					(29,583)	(29,583)
Common stock dividends paid ($1.05 per share)						(38,948)		(38,948)

Balance at December 31, 2021	$—	36,383,613	$306	$691,132	$(3,428)	$443,517	$(108,031)	$1,023,496
Net income						102,187		102,187
Other comprehensive loss					(170,032)			(170,032)
Deferred compensation plan		9,933		(57)			57	—
Stock based compensation expenses				2,016				2,016
Vesting of incentive plans		11,207		(413)			413	—
Shares issued under stock option plan		3,000					53	53
Restricted share issuance		81,412		(1,418)			1,418	—
Restricted share forfeitures		(13,746)		193			(527)	(334)
Shares repurchased		(884,142)					(26,870)	(26,870)
Common stock dividend payment ($1.20 per share)						(42,795)		(42,795)

Balance at December 31, 2022	$—	35,591,277	$306	$691,453	$(173,460)	$502,909	$(133,487)	$887,721
Net income						111,295		111,295
Other comprehensive income					19,741			19,741
Deferred compensation plan		9,196		36			(36)	—
Stock based compensation expenses		4,114		1,508			71	1,579
Vesting of incentive plans		66,780		(1,159)			1,159
Shares issued under stock option plan		1,865		(18)			33	15
Restricted share issuance		92,427		(1,309)			1,605	296
Restricted share forfeitures		(35,675)		74			(816)	(742)
Shares repurchased		(391)					(11)	(11)
Common stock dividend payment ($1.24 per share)						(44,267)		(44,267)

Balance at December 31, 2023	$—	35,729,593	$306	$690,585	$(153,719)	$569,937	$(131,482)	$975,627

See accompanying notes

PREMIER FINANCIAL CORP.

Consolidated Statements of Cash Flows

(Dollar Amounts in Thousands)

	Years Ended December 31,
	2023	2022	2021
Operating Activities
Net income	$111,295	$102,187	$126,051
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	5,234	14,287	(7,052)
Depreciation	5,334	5,631	6,306
Net amortization of premium and discounts on loans, securities, deposits and debt obligations	5,677	8,497	(284)
Amortization of mortgage servicing rights, net of impairment charges/recoveries	5,113	3,380	2,086
Amortization of intangibles	4,604	5,450	6,208
Mortgage banking gain, net	(4,429)	(5,787)	(16,437)
Gain on sale of insurance agency, net	(32,644)	—	—
Loss (Gain) on sale / write-down of real estate and other assets held for sale	138	(58)	(6)
Gain on sale of available for sale securities	(37)	(1)	(2,218)
Loss (Gain) on equity securities	453	551	(1,954)
Change in deferred taxes	(2,934)	(1,306)	5,393
Proceeds from sale of loans held for sale	255,809	426,398	867,522
Origination of loans held for sale	(284,408)	(377,928)	(800,887)
Stock based compensation expense	1,875	2,016	2,827
Restricted stock forfeits for taxes and option exercises	(742)	(334)	(703)
Income from bank owned life insurance	(4,139)	(3,946)	(5,121)
Changes in:
Accrued interest receivable and other assets	(5,329)	(8,072)	(5,755)
Other liabilities	16,465	9,131	(10,813)

Net cash provided by operating activities	77,335	180,096	165,163
Investing Activities
Proceeds from maturities, calls and paydowns of available-for-sale securities	92,683	97,445	149,197
Proceeds from sale of available-for-sale securities	25,300	9,641	158,012
Proceeds from sale of equity securities	1,606	8,714	—
Proceeds from sale of OREO	1,477	638	488
Purchases of available-for-sale securities	(10,093)	(122,456)	(806,083)
Purchases of equity securities	—	(3,000)	(11,053)
Purchases of office properties and equipment	(7,113)	(5,570)	(3,023)
Investment in bank owned life insurance	(6,692)	—	(18,307)
Proceeds from bank owned life insurance death benefit	—	—	1,445
Net change in Federal Home Loan Bank stock	7,425	(17,600)	4,441
Net cash received in disposition (paid in acquisition)	47,354	(435)	—
Net (increase) decrease in loans receivable	(276,597)	(1,174,347)	192,069

Net cash used in investing activities	(124,650)	(1,206,970)	(332,814)
Financing Activities
Net increase in deposits and advance payments by borrowers	226,174	635,080	238,474
Net change in Federal Home Loan Bank advances	(148,000)	428,000	—
Cash dividends paid on common stock	(44,267)	(42,795)	(38,948)
Net cash paid for repurchase of common stock	(11)	(26,870)	(29,583)
Proceeds from exercise of stock options	15	53	8

Net cash provided by financing activities	33,911	993,468	169,951

(Decrease) Increase in cash and cash equivalents	(13,404)	(33,406)	2,300
Cash and cash equivalents at beginning of period	128,160	161,566	159,266

Cash and cash equivalents at end of period	$114,756	$128,160	$161,566

Supplemental cash flow information:
Interest paid	$135,924	$32,730	$16,357
Income taxes paid	27,823	17,540	27,055
Transfers from loans to other real estate owned and other assets held for sale	—	—	220
Initial recognition of right-of-use asset	804	680	500
Initial recognition of lease liability	804	680	500

See accompanying notes.

Notes to the Consolidated Financial Statements

1.	Basis of Presentation

Premier Financial Corp. (“Premier” or the “Company”) is a financial holding company for its wholly-owned subsidiaries, Premier Bank (the “Bank”), PFC Risk Management Inc. (“PFC Risk Management”), PFC Capital, LLC (“PFC Capital”) and First Insurance Group of the Midwest, Inc. (“First Insurance”). All significant intercompany transactions and balances are eliminated in consolidation. Premier’s stock is traded on the NASDAQ Global Select Market under the ticker PFC.

The Bank is primarily engaged in community banking. It attracts deposits from the general public through its offices and website, and uses those and other available sources of funds to originate residential real estate loans, commercial real estate loans, commercial loans, home improvement and home equity loans and consumer loans. In addition, the Bank invests in U.S. Treasury and federal government agency obligations, obligations of states and political subdivisions, mortgage-backed securities that are issued by federal agencies, including real estate mortgage investment conduits (“REMICs”) and residential collateralized mortgage obligations (“CMOs”), and corporate bonds. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”). The Bank is a member of the Federal Home Loan Bank (“FHLB”) System.

PFC Capital provides mezzanine funding for customers of the Bank. Mezzanine loans are offered by PFC Capital to customers in the Company’s market area and are expected to be repaid from the cash flow from operations of the borrowing businesses.

First Insurance was an insurance agency that conducted business throughout Premier’s markets. First Insurance offered property and casualty insurance, life insurance and group health insurance. On June 30, 2023, the Company completed the sale of substantially all of the assets (including $24.7 million of goodwill and intangibles) of First Insurance to Risk Strategies Corporation (“Buyer”). Consideration included a combination of cash and a subordinated note resulting in net cash received of $47.4 million after certain transaction costs at closing, the assumption of certain leases, and contingent consideration subject to certain performance criteria by the Buyer to be determined after the year ended December 31, 2026. The Company recorded a pre-tax gain on sale of $36.3 million, transaction costs of $3.7 million and taxes of $8.5 million for a $24.1 million increase to equity in 2023.

PFC Risk Management was a wholly-owned insurance company subsidiary of the Company that was formed to insure the Company and its subsidiaries against certain risks unique to the operations of the Company and for which insurance was not available or economically feasible in the insurance marketplace. PFC Risk Management pooled resources with several other similar insurance company subsidiaries of financial institutions to help minimize the risk allocable to each participating insurer. Due to pending changes in tax law, PFC Risk Management was dissolved and liquidated in December 2023.

Due to sustained inflation and rising interest rates, business and consumer customers of the Bank are experiencing varying degrees of financial distress, which is expected to continue over the coming months and will likely adversely affect their ability to pay interest and principal on their loans. Further, value of the collateral securing their obligations may decline. These uncertainties may negatively impact the Statement of Financial Condition, the Statement of Income and the Statement of Cash Flows of the Company.

2.	Statement of Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.

Earnings Per Common Share

Basic earnings per common share is computed by dividing net income applicable to common shares (net income less dividend requirements for preferred stock, accretion of preferred stock discount and redemption of preferred stock) by the weighted average number of shares of common stock outstanding during the period. All outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities for the calculation. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options, warrants, restricted stock awards and stock grants. See also Note 3.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on available-for-sale securities, unrealized gains and losses on cash flow hedges and the net unrecognized actuarial losses and unrecognized prior service costs associated with the Company’s Defined Benefit Postretirement Medical Plan. All items included in other comprehensive income are reported net of tax. See also Notes 4, 15 and 24 and the Consolidated Statements of Comprehensive Income.

Cash Flows

For purposes of the statement of Cash flows, Premier considers all highly liquid investments with a term of three months or less to be cash equivalents. Net cash flows are reported for loan and deposit transactions, interest-bearing deposits in other financial institutions and repurchase agreements.

Investment Securities

Securities are classified as held-to-maturity when Premier has the positive intent and ability to hold the securities to maturity and are reported at amortized cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. In addition, Premier may purchase equity securities for its portfolio. Equity securities are a separate category of investments as changes in market value must be run through earnings as a gain (loss) on equity securities.

Securities available-for-sale consists of those securities which might be sold prior to maturity due to changes in interest rates, prepayment risks, yield and availability of alternative investments, liquidity needs or other factors. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported in other comprehensive income (loss) until realized. Realized gains and losses are included in gains (losses) on securities or other-than-temporary impairment losses on securities. Realized gains and losses on securities sold are recognized on the trade date based on the specific identification method.

Interest income includes amortization of purchase premiums and discounts. Premiums and discounts are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are expected.

Quarterly, the Company evaluates if any security has a fair value less than its amortized cost. Once these securities are identified, in order to determine whether a decline in fair value resulted from a credit loss or other factors, the Company performs further analysis. See to Footnote 4—Investment Securities for further discussion.

Equity Securities

These securities are reported at fair value utilizing Level 1 inputs where the Company obtains fair value measurement from a broker.

FHLB Stock

The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income. At December 31, 2023 and 2022, the Company held $21.8 million and $29.2 million, respectively, at the FHLB of Cincinnati.

Loans Receivable

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal amount outstanding, net of deferred loan fees and costs, purchase premiums and discounts and the allowance for credit losses. Deferred fees net of deferred incremental loan origination costs, are amortized to interest income generally over the contractual life of the loan using the interest method without anticipating prepayments. The recorded investment in loans includes accrued interest receivable, unamortized premiums and discounts, and net deferred fees and costs and undisbursed loan amounts.

Mortgage loans originated and intended for sale in the secondary market are classified as loans held for sale and are carried at fair value, as determined by market pricing from investors. Net unrealized gains and losses are recorded as a part of mortgage banking income on the Consolidated Statement of Income. Mortgage loans held for sale are generally sold with servicing rights retained. The carrying value of mortgage loans sold is reduced by the amount allocated to the servicing right. Gains or losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

The Company may incur losses pertaining to loans sold to Fannie Mae and Freddie Mac but repurchased due to underwriting issues. Repurchase losses are recognized when the Company determines they are probable and estimable.

Interest receivable is accrued on loans and credited to income as earned. The accrual of interest on loans 90 days delinquent or those loans individually analyzed is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. For these loans, interest accrual is only to the extent cash payments are received. The accrual of interest on these loans is generally resumed after a pattern of repayment has been established and the collection of principal and interest is reasonably assured.

Purchased Credit Deteriorated (“PCD”) Loans

The Company acquires loans individually and in groups or portfolios. At acquisition, the Company reviews each loan to determine whether there is evidence of more than insignificant deterioration of credit quality since origination. The Company determines whether each such loan is to be accounted for individually or whether such loans will be assembled into pools of loans based on common risk characteristics (loan type and date of origination).

PCD loans acquired in a transaction are marked to fair value and a mark on yield is recorded. In addition, an adjustment is made to the ACL for the expected loss on the acquisition date. These loans are assessed on a regular basis and subsequent adjustments to the ACL are recorded on the income statement.

Allowance for credit losses

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at amortized cost. Amortized cost is the principal balance outstanding, net of purchase premiums and discounts, adjustments, and deferred loan fees and costs. Accrued interest receivable was reported in other assets and is excluded from the estimate of credit losses.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, nature or volume of the Company’s financial assets, changes in experience in staff, as well as changes in environmental conditions, such as changes in unemployment rates, property values and other external factors, such as regulatory, legal and technological environments.

The allowance for credit losses is measured on a collective pool basis when similar risk characteristics exist. Loans that do not share risk characteristics are evaluated on an individual basis and included in the collective evaluation. A loan is individually analyzed when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loans agreement. The Company analyzes all substandard, doubtful and loss graded loans quarterly and make judgments about the risk of loss based on the cash flow of the borrower, the value of the collateral and the financial strength of the guarantors. When a loan is considered individually analyzed, an analysis of the net present value of estimated cash flows is performed and an allowance may be established based on the outcome of that analysis, or if the loan is deemed to be collateral dependent an allowance is established based on the fair value of collateral. If a loan is individually analyzed, a portion of the allowance is allocated so that the loan is reported net of the allowance allocation which is determined based on the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated, and accordingly, they are not separately identified for disclosure.

The Company estimates expected credit losses for off-balance sheet credit exposures over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. Adjustments to the allowance for off-balance sheet credit losses run through expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life.

Servicing Rights

Servicing rights are recognized separately when they are acquired through sales of loans. Servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. The Company compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans, driven, generally, by changes in market interest rates.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type, loan terms, year of origination and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. Changes in valuation allowances are reported within mortgage banking income on the income statement. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Servicing fee income, which is reported on the income statement with mortgage banking income, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal, or a fixed amount per loan, and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $7.4 million, $7.5 million and $7.6 million for the years ended December 31, 2023, 2022 and 2021, respectively. Late fees and ancillary fees related to loan servicing are not material. See Note 7.

Bank Owned Life Insurance

The Company has purchased life insurance policies for certain key employees. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Premises and Equipment and Long Lived Assets

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

Buildings and improvements	20 to 50 years
Furniture, fixtures and equipment	3 to 15 years

Long-lived assets to be held and those to be disposed of and certain intangibles are periodically evaluated for impairment. See Note 8.

Goodwill and Other Intangibles

Goodwill resulting from business combinations after January 1, 2009, is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any non-controlling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. The Company has selected November 30 as the date to perform the annual impairment test. Intangible assets with finite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on Premier’s balance sheet.

Other intangible assets consist of core deposit and acquired customer relationship intangible assets arising from whole bank and branch acquisitions, as well as, wealth management and insurance agency acquisitions. They are initially recorded at fair value and then amortized on an accelerated basis over their estimated lives, which range from five years for non-compete agreements to 10 years for core deposit and customer relationship intangibles. See Note 9.

Real Estate and Other Assets Held for Sale

Real estate and other assets held for sale are comprised of properties or other assets acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. These assets are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Losses arising from the acquisition of such property are charged against the allowance for credit losses at the time of acquisition. These properties are carried at the lower of cost or fair value, less estimated costs to dispose. If fair value declines subsequent to foreclosure, the property is written down against expense. Costs after acquisition are expensed.

Stock Compensation Plans

Compensation cost is recognized for stock options and restricted share awards issued to employees and directors, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options. Restricted shares awards are valued at the market value of Company stock at the date of the grant. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. See Note 19.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 21. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Mortgage Banking Derivatives

Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are accounted for as free standing derivatives. Fair values of these mortgage derivatives are estimated based on changes in mortgage interest rates from the date the interest on the loan is locked. The Company enters into forward commitments for the future delivery of mortgage loans when interest rate locks are entered into, in order to hedge the change in interest rates resulting from its commitments to fund the loans. Changes in fair values of these derivatives are included in mortgage banking income.

Interest Rate Swaps

The Company periodically enters into interest rate swap agreements with its commercial customers who desire a fixed rate loan term that is longer than the Company is willing to extend. The Company then enters into a reciprocal swap agreement with a third party that offsets the interest rate risk from the interest rate swap extended to the customer. The interest rate swaps are derivative instruments which are carried at fair value on the statement of financial condition. The Company uses an independent third party to perform a market valuation analysis for both swap positions.

The Company also enters into cash flow hedge derivative instruments to hedge the risk of variability in cash flows (future interest payments) attributable to changes in contractually specified SOFR benchmark interest rate on the Company’s floating rate loan pool. the Company uses an independent third party to perform a market valuation analysis for the derivatives.

The Company may also periodically enter into derivatives contracts to hedge the risk of variability from changes in interest rates on the cash flows from and/or the fair value of certain Company assets and/or liabilities. The change in fair value of hedges designated as cash flow hedges are recorded to other comprehensive income while any changes in the fair value of hedges designated as fair value hedges are generally offset by the changes in valuation of the corresponding hedged item(s). The Company uses independent third parties to perform market valuation analysis, effectiveness testing, etc. for these derivatives.

Operating Segments

Management considers the following factors in determining the need to disclose separate operating segments: (1) the nature of products and services, which are all financial in nature; (2) the type and class of customer for the products and services; in Premier’s case retail customers for retail bank and insurance products and commercial customers for commercial loan, deposit, life, health and property and casualty insurance needs; (3) the methods used to distribute products or provide services; such services are delivered through banking offices through bank customer contact representatives. Retail and commercial customers are frequently targets for banking; (4) the nature of the regulatory environment; the banking entity is subject to regulatory bodies and a number of specific regulations. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable segment.

Dividend Restriction

Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to Premier. See Note 16 for further details on restrictions.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the financial statements.

Income Taxes

Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. Realization of deferred tax assets is dependent upon the generation of a sufficient level of future taxable income and recoverable taxes paid in prior years. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

An effective tax rate of 21% is used to determine after-tax components of other comprehensive income (loss) included in the statement of change in stockholders’ equity. See Note 17.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Retirement Plans

Pension expense is the net of service and interest cost, return on plan assets and amortization of gains and losses not immediately recognized. Employee 401(k) plan expense is the amount of matching contributions. Deferred compensation and supplemental retirement plan expense allocates the benefits over years of service. See Notes 15 and 18.

Revenue Recognition

ASC 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

The majority of the Company’s revenue-generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as loans, letters of credit, and investment securities, as well as revenue related to mortgage servicing activities, as these activities are subject to other GAAP discussed elsewhere within the Company’s disclosures. Descriptions of the Company’s revenue-generating activities that are within the scope of ASC 606, which are presented in the Company’s statement of income as components of noninterest income are as follows:

•

Service charges on deposit accounts—these represent general service fees for monthly account maintenance and activity or transaction-based fees and consist of transaction-based revenue, time-based revenue (service period), item-based revenue or some other individual attribute-based revenue. Revenue is recognized when our performance obligation is completed which is generally monthly for account maintenance services or when a transaction has been completed (such as a wire transfer). Payment for such performance obligations are generally received at the time the performance obligations are satisfied. Service charges on deposit accounts that are within the scope of ASC 606 were $13.3 million in 2023, $12.8 million in 2022 and $11.2 million in 2021. Income from services charges on deposit accounts is included in service fees and other charges in noninterest income.

•

Interchange income - this represents fees earned from debit and credit cardholder transactions. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrent with the transaction processing services provided to the cardholder. Interchange fees were $11.1 million in 2023, $10.8 million in 2022 and $10.9 million in 2021, which are reported net of network related charges. Interchange income is included in service fees and other charges in noninterest income.

•

Wealth management income - this represents monthly fees due from wealth management customers as consideration for managing the customers’ assets. Wealth management and trust services include custody of assets, investment management, escrow services, and fees for trust services and similar fiduciary activities. Revenue is recognized when our performance obligation is completed each month, which is generally the time that payment is received. Also included are fees received from a third party broker-dealer as part of a revenue-sharing agreement for fees earned from customers that we refer to the third party. These fees are paid to us by the third party on a quarterly basis and recognized ratably throughout the quarter as our performance obligation is satisfied. Revenues from wealth management were $6.3 million, $5.8 million and $6.0 million in 2023, 2022 and 2021, respectively, and are included in in total noninterest income.

•

Gain/loss on sales of other real estate owned (“OREO”) - the Company records a gain or loss from the sale of OREO when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. When the Company finances the sale of OREO to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the OREO asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on the sale, the Company adjusts the transaction price and related gain or loss on sale if a significant financing component is present. Income from the gain/loss on sales of OREO were (loss)gains of $(118,000), $66,000 and $3,000 in 2023, 2022 and 2021, respectively. Income from the gain or loss on sales of OREO is included in total noninterest income.

•

Insurance commissions - this represents new commissions that are recognized when the Company sells insurance policies to customers. The Company is also entitled to renewal commissions and, in some cases, contingent commissions in the form of profit sharing which are recognized in subsequent periods. The initial commission is recognized when the insurance policy is sold to a customer. Renewal commission is variable consideration and is recognized in subsequent periods when the uncertainty around variable consideration is subsequently resolved (e.g., when customer renews the policy). Contingent commission is also a variable consideration that is not recognized until the variability surrounding realization of revenue is resolved. Another source of variability is the ability of the policy holder to cancel the policy anytime and in such cases, the Company may be required, under the terms of the contract, to return part of the commission received. The variability related to cancellation of the policy is not deemed significant and thus, does not impact the amount of revenue recognized. In the event the policyholder chooses to cancel the policy at any time, the revenue for amounts which qualify for claw-back are reversed in the period the cancellation occurs. Management views the income sources from insurance commissions in two categories: (i) new/renewal commissions and (ii) contingent commissions. Insurance commissions were only recognized in the first half of 2023 as a result of the sale of First Insurance in June 2023. Insurance commissions were $8.8 million for 2023, of which $8.0 million were new/renewal commissions and $867,000 were contingent commissions. In 2022, insurance commissions were $16.2 million, of which $15.0 million were new/renewal commissions and $1.2 million were contingent commissions. In 2021, insurance commissions were $15.8 million, of which $14.7 million were new/renewal commission and $1.1 million were contingent commissions.

Leases

Leases are classified as operating or finance leases at the commencement date. The Company leases certain locations and equipment. Premier records leases on the balance sheet in the form of a lease liability for the present value of future minimum payments under the lease terms as a right-of-use asset equal to the lease liability adjusted for items such as deferred or prepaid rent, lease incentive and any impairment of the right-of-use asset. The discount rate used in determining the lease liability is based upon the incremental borrowing rate the Company could obtain on the commencement or renewal date. The Company has elected to account for lease and related non-lease components as a single lease component. The Company also elected to not recognize right-of-use assets and lease liabilities arising from short-term leases, which are twelve months or less. See additional disclosures in Note 8.

Accounting Standards Updates

ASU No. 2020-04: Reference Rate Reform – Facilitation of the Effects of Reference Rate Reform on Financial Reporting (Topic 848): On March 12, 2020, the FASB issued Accounting Standards Update (ASU) 2020-4, “Reference Rate Reform (“ASC 848”): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” ASC 848 contained optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that referenced LIBOR or another reference rates expected to be discontinued. The Company formed a cross-functional project team to lead the transition from LIBOR to adoption of alternative reference rates which included Secured Overnight Financing Rate (“SOFR”). The Company identified outstanding loans with LIBOR-based rates and obtained updated reference rate language either at the time of renewal or through separate amendment, or otherwise established that an alternate reference rate would apply after June 30, 2023. Additionally, management utilized the timeline guidance published by the Alternative Reference Rates Committee to develop and achieve internal milestones during the transitional period. The Company adhered to the International Swaps and Derivatives Association 2020 IBOR Fallbacks Protocol that was released on October 23, 2020. The Company discontinued the use of new LIBOR-based loans by December 31, 2021, according to regulatory guidelines. On December 21, 2022, the FASB issued ASU 2022-06, “Reference Rare Reform (Topic 848): Deferral of the Sunset of Date of Topic 848,” which extended the sunset date of ASC Topic 848, “Reference Rate Reform,” to December 31, 2024.

ASU No. 2022-02, Troubled Debt Restructurings and Vintage Disclosures: On March 30, 2022, the FASB issued ASU 2022-02, “Troubled Debt Restructurings and Vintage Disclosures” which eliminated troubled debt restructuring (“TDR”) accounting for entities that have adopted ASU 2016-13, the current expected credit loss (“CECL”) model and added new vintage disclosures for gross write-offs. The elimination of TDR accounting could be adopted either prospectively for loan modifications or on a modified retrospective basis that could result in a cumulative effect adjustment to retained earnings in the period of adoption. The Company adopted ASU 2022-02 on January 1, 2023 on a modified retrospective basis. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

ASU No. 2023-06, Disclosure Improvements – Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative: On October 9, 2023, the FASB issued ASU 2023-06 “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative,” which incorporates 14 of the 27 disclosures referred by the SEC in Release No. 33-10532, “Disclosure Update and Simplification,” that was issued Aug. 17, 2018. The changes modify the disclosure or presentation requirements of a variety of topics including statement of cash flows, accounting changes and error corrections, earnings per share, interim reporting, commitments, debt, equity, derivatives and hedging, and secured borrowing and collateral. For entities subject to the SEC’s existing disclosure requirements and for entities required to file or furnish financial statements with or to the SEC in preparation for the sale of or for purposes of issuing securities that are not subject to contractual restrictions on transfer, the effective date for each amendment is the date on which the SEC removes that related disclosure from its rules. For all other entities, the amendments will be effective two years later. If the SEC has not removed the related disclosure from its regulations by June 30, 2027, the amendments will be removed from the codification and not become effective for any entity. This Update is not expected to have a material effect on the Company’s consolidated financial statements.

ASU No. 2023-07, Segment Reporting (Topic 280) – Improvements to Reportable Segment Disclosures: On November 27, 2023, the FASB issued ASU 2023-07 “Segment Reporting (Topic 820): Improvements to Reportable Segment Disclosure,” which requires public entities to disclose significant expense categories and amounts for each reportable segment, an amount for and description of the composition of “other segment items,” the title and position of the entity’s CODM and explanation of how the CODM uses the reported measures of profit or loss to assess segment performance, and – on an interim basis – certain segment-related disclosures that previously were required only on an annual basis. This Update clarifies that entities with a single reportable segment are subject to both new and existing segment reporting requirements and that an entity is permitted to disclose multiple measures of segment profit or loss, provided that certain criteria are met. The amendments are effective for fiscal years beginning after Dec. 15, 2023, and interim periods within fiscal years beginning after Dec. 15, 2024, with early adoption permitted. Entities must adopt the changes to the segment reporting guidance on a retrospective basis. This Update is not expected to have a material effect on the Company’s consolidated financial statements.

ASU No. 2023-09, Income Taxes (Topic 740) – Improvements to Income Tax Disclosures: On December 14, 2023, the FASB issued ASU 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” to address requests for improved income tax disclosures from investors, lenders, creditors and other allocators of capital that use the financial statements to make capital allocation decisions. The Update is intended to improve the transparency of tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction, in addition to certain other amendments intended to improve the effectiveness of income tax disclosures. For public business entities, the Update is effective for annual periods beginning after December 15, 2024. For other entities, the Update is effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. This Update is not expected to have a material effect on the Company’s consolidated financial statements.

3.	Earnings Per Common Share

Basic earnings per share is calculated using the two-class method. The two-class method is an earnings allocation formula under which earnings per share is calculated from common stock and participating securities according to dividends declared and participation rights in undistributed earnings. Under this method, all earnings distributed and undistributed, are allocated to participating securities and common shares based on their respective rights to receive dividends. Unvested share-based payment awards that contain non-forfeitable rights to dividends are considered participating securities (i.e. unvested restricted stock), not subject to performance based measures.

The following table sets forth the computation of basic and diluted earnings per common share for the years ended December 31:

	2023	2022	2021
	(In Thousands, Except Per Share Amounts)
Basic Earnings Per Share:
Net income available to common shareholders	$111,295	$102,187	$126,051
Less: Income allocated to participating securities	178	103	123

Net income allocated to common shareholders	$111,117	$102,084	$125,928

Weighted average common shares outstanding Including participating securities	35,750	35,715	37,145
Less: Participating securities	57	36	36

Average common shares	35,693	35,679	37,109
Basic earnings per common share	$3.11	$2.86	$3.39

Diluted Earnings Per Share:
Net income allocated to common shareholders	$111,117	$102,084	$125,928
Weighted average common shares outstanding for basic earnings per common share	35,693	35,679	37,109
Add: Dilutive effects of stock options and restricted stock units	88	130	91

Average shares and dilutive potential common shares	35,781	35,809	37,200

Diluted earnings per common share	$3.11	$2.85	$3.39

Shares subject to issue upon exercise of options and vesting requirements of restricted stock units of 110,233 in 2023, 37,910 in 2022 and 34,065 in 2021 were excluded from the diluted earnings per common share calculation as they were anti-dilutive.

4.	Investment Securities

The following tables summarize the amortized cost and fair value of available-for-sale securities at December 31, 2023 and 2022, and the corresponding amounts of gross unrealized and unrecognized gains and losses:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
2023
Available-for-sale securities:
Obligations of U.S. government corporations and agencies	$120,398	$—	$(18,800)	$101,598
Mortgage-backed securities	185,675	—	(29,167)	156,508
Collateralized mortgage obligations	285,194	9	(49,436)	235,767
Asset-backed securities	142,215	270	(5,505)	136,980
Corporate bonds	71,092	—	(8,672)	62,420
Obligations of states and political subdivisions	247,204	15	(42,961)	204,258
US Treasuries	55,732	—	(6,555)	49,177

Total Available-for-sale securities	$1,107,510	$294	$(161,096)	$946,708

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
2022
Available-for-sale securities:
Obligations of U.S. government corporations and agencies	$117,150	$—	$(21,241)	$95,909
Mortgage-backed securities	200,548	—	(32,959)	167,589
Collateralized mortgage obligations	299,731	—	(49,926)	249,805
Asset-backed securities	200,312	517	(8,325)	192,504
Corporate bonds	71,543	—	(7,061)	64,482
Obligations of states and political subdivisions	274,856	92	(53,354)	221,594
US Treasuries	55,987	—	(7,789)	48,198

Total Available-for-sale securities	$1,220,127	$609	$(180,655)	$1,040,081

The amortized cost and fair value of the investment securities portfolio at December 31, 2023, is shown below by contractual maturity. Expected maturities will differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. For purposes of the maturity tables below, mortgage-backed securities, collateralized mortgage obligations, and asset-backed securities which are not due at a single maturity date, have not been allocated over maturity groupings.

	Available-for-Sale
	Amortized Cost	Fair Value
	(In Thousands)
Available-for-sale securities:
Due in one year or less	$305	$305
Due after one year through five years	79,887	73,574
Due after five years through ten years	199,596	172,071
Due after ten years	214,638	171,503
MBS/CMO/ABS	613,084	529,255

Total	$1,107,510	$946,708

Securities pledged at year-end 2023 and 2022 had a carrying amount of $638.2 million and $759.8 million, respectively, and were pledged against unrealized losses on balance sheet and mortgage hedges, and to secure public deposits and Federal Reserve Bank Discount Window capacity.

The following table summarizes Premier’s securities that were in an unrealized loss position at December 31, 2023, and December 31, 2022:

	Duration of Unrealized Loss Position
	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Unrealized Loses
	(In Thousands)
At December 31, 2023
Available-for-sale securities:
Obligations of U.S. government corporations and agencies	$3,986	$(9)	$97,612	$(18,791)	$101,598	$(18,800)
Mortgage-backed securities	—	—	156,508	(29,167)	156,508	(29,167)
Collateralized mortgage obligations	—	—	229,659	(49,436)	229,659	(49,436)
Asset-backed securities	—	—	113,444	(5,505)	113,444	(5,505)
Corporate Bonds	—	—	62,420	(8,672)	62,420	(8,672)
Obligations of states and political subdivisions	10,595	(111)	188,896	(42,850)	199,491	(42,961)
US Treasuries	—	—	49,177	(6,555)	49,177	(6,555)

Total temporarily impaired securities	$14,581	$(120)	$897,716	$(160,976)	$912,297	$(161,096)

	Duration of Unrealized Loss Position
	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Unrealized Loses
	(In Thousands)
At December 31, 2022
Available-for-sale securities:
Obligations of U.S. government corporations and agencies	$64,394	$(11,158)	$31,513	$(10,083)	$95,907	$(21,241)
Mortgage-backed securities	40,908	(4,184)	126,681	(28,775)	167,589	(32,959)
Collateralized mortgage obligations	60,676	(11,985)	159,129	(37,941)	219,805	(49,926)
Asset-backed securities	45,534	(1,499)	113,580	(6,826)	159,114	(8,325)
Corporate Bonds	49,114	(4,960)	15,368	(2,101)	64,482	(7,061)
Obligations of states and political subdivisions	106,610	(13,378)	98,063	(39,976)	204,673	(53,354)
US Treasuries	19,891	(3,448)	28,309	(4,341)	48,200	(7,789)

Total temporarily impaired securities	$387,127	$(50,612)	$572,643	$(130,043)	$959,770	$(180,655)

Quarterly, the Company evaluates if any security has a fair value less than its amortized cost. The Company did not recognize unrealized losses in income because it has the ability and the intent to hold and does not expect to be required to sell these securities until the recovery of their cost basis. Once these securities are identified, in order to determine whether a decline in fair value resulted from a credit loss or other factors, the Company performs further analysis as outlined below:

•	Review the extent to which the fair value is less than the amortized cost and observe the security’s lowest credit rating as reported by third-party credit ratings companies.

•

Any security that has a loss rate greater than 3% and a credit rating below investment grade or not rated by a third-party credit ratings company would be subjected to additional analysis that may include, but is not limited to: changes in market interest rates, changes in securities credit ratings, security type, service area economic factors, financial performance of the issuer/or obligor of the underlying issue and third-party guarantee.

•

If the Company determines that a credit loss exists, the credit portion of the allowance will be measured using a DCF analysis using the effective interest rate as of the security’s purchase date. The amount of credit loss the Company records will be limited to the amount by which the amortized cost exceeds the fair value. As of December 31, 2023, management had determined that no credit loss exists.

In 2023 and 2022, management determined there was no OTTI. Net realized gains from the sales of investment securities totaled $37,000 ($29,230 after tax), $1,000 ($790 after tax) and $2.2 million ($1.8 million after tax) in 2023, 2022 and 2021, respectively.

The proceeds from sales of securities and the associated gains and losses for the years ended December 31 are listed below:

	2023	2022	2021
		(In Thousands)
Proceeds	$25,300	$9,641	$158,012
Gross realized gains	322	1,375	2,987
Gross realized losses	(121)	(48)	(769)

At December 31, 2023, the Company also owned $5.8 million of equity securities. During 2023, the Company recognized a net loss of $453,000 for equity securities. At December 31, 2022, the Company owned $7.8 million of equity securities, and it recognized a net loss of $551,000 associated with the mark to market requirement for equity securities during 2022.

5.	Commitments and Contingent Liabilities

Loan Commitments

Loan commitments are made to accommodate the financial needs of the Bank’s customers. Standby letters of credit commit the Company to make payments on behalf of customers when certain specified future events occur. They primarily are issued to facilitate customers’ trade transactions.

Both arrangements have credit risk, essentially the same as that involved in extending loans to customers, and are subject to the Company’s normal credit policies. Collateral (e.g., securities, receivables, inventory and equipment) is obtained based on management’s credit assessment of the customer.

The Company’s maximum obligation to extend credit for loan commitments (unfunded loans and unused lines of credit) and standby letters of credit outstanding on December 31 was as follows (in thousands):

	2023		2022
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans	$133,455	$274,077	$430,890	$526,643
Unused lines of credit	46,017	978,821	56,501	988,374
Standby letters of credit	—	17,500	—	18,632

Total	$179,472	$1,270,398	$487,391	$1,533,649

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments at December 31, 2023, had interest rates ranging from 0.00% to 20.35% and maturities ranging from less than one year to 34 years.

6.	Loans

Loans receivable consist of the following:

	December 31, 2023	December 31, 2022
	(In Thousands)
Real Estate:
Residential	$1,810,265	$1,535,574
Commercial	2,839,905	2,762,311
Construction	838,823	1,278,255

	5,488,993	5,576,140
Other Loans:
Commercial	1,056,803	1,055,180
Home equity and improvement	267,960	277,613
Consumer Finance	193,830	213,405

	1,518,593	1,546,198

Total loans	7,007,586	7,122,338
Deduct:
Undisbursed loan funds	(281,466)	(672,775)
Net deferred loan origination fees and costs	13,267	11,057
Allowance for credit loss	(76,512)	(72,816)

Totals	$6,662,875	$6,387,804

Loan segments have been identified by evaluating the portfolio based on collateral and credit risk characteristics.

The following table presents the amortized cost basis of collateral-dependent loans by class of loans and collateral type as of December 31, 2023 and 2022 (in thousands):

	December 31, 2023
	Real Estate	Equipment and Machinery	Inventory and Receivables	Vehicles	Total
Real Estate:
Residential	$—	$—	$—	$—	$—
Commercial	6,407	—	—	—	6,407
Construction	—	—	—	—	—
Other Loans:
Commercial	1,297	8,781	2,309	705	13,092
Home equity and improvement	—	—	—	—	—
Consumer finance	—	—	—	—	—

Total	$7,704	$8,781	$2,309	$705	$19,499

	December 31, 2022
	Real Estate	Equipment and Machinery	Inventory and Receivables	Total
Real Estate:
Residential	$51	$—	$—	$51
Commercial	10,708	—	2,716	13,424
Construction	—	—	—	—
Other Loans:
Commercial	2,161	523	3,858	6,542
Home equity and improvement	—	—	—	—
Consumer finance	—	—	—	—

Total	$12,920	$523	$6,574	$20,017

Non-performing loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually analyzed loans. All loans 90 days and greater past due are placed on non-accrual status. The following table presents the current balance of the non-performing loans as of the dates indicated:

As of December 31, 2023	Non-accrual with no allocated allowance for credit losses	Non-accrual with allocated allowance for credit losses	Loans past due over 90 days still accruing
Residential real estate	$572	$12,456	$—
Commercial real estate	196	5,775	—
Construction	—	—	—
Commercial	150	8,499	—
Home equity and improvement	—	1,417	—
Consumer finance	—	3,433	—
PCD	—	2,993

Total	$918	$34,573	$—

As of December 31, 2022	Non-accrual with no allocated allowance for credit losses	Non-accrual with allocated allowance for credit losses	Loans past due over 90 days still accruing
Residential real estate	$419	$7,305	$—
Commercial real estate	7,844	5,552	—
Construction	—	—	—
Commercial	4,551	311	—
Home equity and improvement	—	1,637	—
Consumer finance	—	2,401	—
PCD	654	3,148	—

Total	$13,468	$20,354	$—

The following table presents the aging of the recorded investment in past due and non-accrual loans as of December 31, 2023, by class of loans (in thousands):

	Current	30-59 days	60-89 days	90+ days	Total Past Due	Total Non Accrual
Real Estate:
Residential	$1,786,537	$152	$8,302	$11,216	$19,670	$13,028
Commercial	2,841,209	163	312	1,275	1,750	5,971
Construction	557,249	—	108	—	108	—
Other Loans:
Commercial	1,051,034	191	2,446	1,132	3,769	8,649
Home equity and improvement	262,404	2,084	635	958	3,677	1,417
Consumer finance	187,624	3,699	1,681	3,003	8,383	3,433
PCD	11,922	211	1,271	2,569	4,051	2,993

Total Loans	$6,697,979	$6,500	$14,755	$20,153	$41,408	$35,491

The Company recognized $1.4 million of interest income on nonaccrual loans during the year ended December 31, 2023.

The following table presents the aging of the recorded investment in past due and non-accrual loans as of December 31, 2022, by class of loans (in thousands):

	Current	30-59 days	60-89 days	90+ days	Total Past Due	Total Non Accrual
Real Estate:
Residential	$1,516,135	$279	$6,350	$6,203	$12,832	$7,724
Commercial	2,751,933	327	878	11,477	12,682	13,396
Construction	605,043	298	139	—	437	—
Other Loans:
Commercial	1,044,898	413	128	4,635	5,176	4,862
Home equity and improvement	269,183	4,342	489	1,190	6,021	1,637
Consumer finance	209,062	2,763	1,397	2,227	6,387	2,401
PCD	17,082	603	495	2,651	3,749	3,802

Total Loans	$6,413,336	$9,025	$9,876	$28,383	$47,284	$33,822

The Company recognized $858,000 of interest income on nonaccrual loans during the year ended December 31, 2022.

Loan Modifications

As of January 1, 2023, the Company adopted the modified retrospective method under ASU 2022-02, “Trouble Debt Restructurings and Vintage Disclosures” which eliminated trouble debt restructuring accounting for entities that have adopted ASU 2016-13, the current expected credit losses model.

Occasionally, the Company modifies loans by providing principal forgiveness on certain of its real estate loans. When principal forgiveness is provided, the amortized cost basis of the loan is written off against the allowance for credit losses. The amount of the principal forgiveness is deemed to be uncollectible; therefore, that portion of the loan is written off, resulting in a reduction of amortized cost basis and a corresponding adjustments to the allowance for credit losses. In some cases, the Company will modify a certain loan by providing multiple types of concessions. Typically, one type of concession, such as a term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness or reduction of rate, may be granted.

Of the loans modified as of December 31, 2023, $4.3 million were on non-accrual status and partial charge-offs have in some cases been taken against the outstanding balance. The allowance for credit losses incorporates an estimate of lifetime expected credit losses and is recorded on each loan upon loan origination or acquisition. The starting point for the estimate of the allowance for credit losses is historical loss information, which includes losses from modifications of loans to borrowers experiencing financial difficulty. The company uses probability of default/loss given default, discounted cash flows or remaining life method to determine the allowance for credit losses. An assessment of whether a borrower is experiencing financial difficulty is made on the date of a modification. Because the effect of most modifications made to borrowers experiencing financial difficulty is already included in the allowance for credit losses because of the measurement methodologies used to estimate the allowance, a change to the allowance for credit losses is generally not recorded upon modification.

The following table shows the amortized cost basis at the end of the reporting period of the loans modified to borrowers experiencing financial difficulty, disaggregated by loan category and type of modification granted during the year ended December 31, 2023. The percentage of the amortized cost basis of loans that were modified to borrowers experiencing financial difficulty as compared to the amortized cost basis of each class of loan category is also presented below:

	Loans Modifications Made to Borrowers Experiencing Financial Difficulty December 31, 2023 (Dollars in Thousands)
	Term Extension
Loan Type	Amortized Cost Basis	Percent of total loans by category
Real Estate:
Residential	$109	0.01%
Commercial	8,791	0.31%
Construction	—	—
Other Loans:
Commercial	4,140	0.39%
Home equity and improvement	—	—
Consumer finance	—	—

Total	$13,040

The following table describes the financial effect of the modifications made to borrowers experiencing financial difficulty:

Term Extension
Loan Type	Financial Effect

Real Estate:
Residential	-Term extended from 7 year balloon to 30 years
Commercial	-Added 12 months to the life of the loan, which reduced monthly payment amounts for the borrower. -Term extension 10 yr term/ 20 yr am to 12 month interest only
Other Loans:
Commercial	-Added 84 months to the life of the loan to term out 2 year balloon, which reduced monthly payment amounts for the borrower. -60 day extension

Rate Reduction
Loan Type	Financial Effect
Real Estate:
Commercial	-Interest rate reduction 11.08% to 5.00% -Interest rate reduction 10.65% to 5.00% -Interest rate reduction 7.14% to 4.50%

Upon the Company’s determination that a modified loan (or portion of a loan) has subsequently been deemed uncollectible, the loan (or a portion of the loan) is written off. Therefore, the amortized cost basis of the loan is reduced by the uncollectible amount and the allowance for credit losses is adjusted by the same amount.

There were no modification loans that had a payment default during the year ended December 31, 2023 and were modified in the twelve months prior to that default to borrowers experiencing financial difficulty.

The Company closely monitors the performance of the loans that were modified to borrowers experiencing financial difficulty to understand the effectiveness of its modification efforts. Six of the modified loans are current and three loans pertaining to one commercial relationship are on nonaccrual as of December 31, 2023.

Credit Quality Indicators

Loans are categorized into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. Loans are analyzed individually by classifying the loans as to credit risk. This analysis includes all non-homogeneous loans, such as commercial and commercial real estate loans and certain homogenous mortgage, home equity and consumer loans. This analysis is performed on a quarterly basis. Premier uses the following definitions for risk ratings with loans not meeting such classifications being considered “unclassified”:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Not Graded. Loans classified as not graded are generally smaller balance residential real estate, home equity and consumer installment loans which are originated primarily by using an automated underwriting system. These loans are monitored based on their delinquency status and are evaluated individually only if they are seriously delinquent.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.

As of December 31, 2023, and based on the most recent analysis performed, the risk category and recorded investment in loans is as follows (in thousands):

Class	Unclassified	Special Mention	Substandard	Doubtful	Total classified	Total
Real Estate:
Residential	$1,791,663	$594	$13,950	$—	$13,950	$1,806,207
Commercial	2,765,898	50,784	26,277	—	26,277	2,842,959
Construction	549,867	7,490	—	—	—	557,357
Other Loans:
Commercial	975,233	57,634	21,936	—	21,936	1,054,803
Home equity and improvement	264,663	—	1,418	—	1,418	266,081
Consumer finance	192,774	—	3,233	—	3,233	196,007
PCD	12,899	197	2,877	—	2,877	15,973

Total Loans (1)	$6,552,997	$116,699	$69,691	$—	$69,691	$6,739,387

(1)	Total loans are net of undisbursed loan funds and deferred fees and costs

As of December 31, 2022, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows (in thousands):

Class	Unclassified	Special Mention	Substandard	Doubtful	Total classified	Total
Real Estate:
Residential	$1,519,657	$935	$8,375	$—	$8,375	$1,528,967
Commercial	2,698,292	46,029	20,294	—	20,294	2,764,615
Construction	605,480	—	—	—	—	605,480
Other Loans:
Commercial	1,016,925	26,319	6,830	—	6,830	1,050,074
Home equity and improvement	273,613	—	1,591	—	1,591	275,204
Consumer finance	213,078	—	2,371	—	2,371	215,449
PCD	13,904	2,590	4,337	—	4,337	20,831

Total Loans (1)	$6,340,949	$75,873	$43,798	$—	$43,798	$6,460,620

(1)	Total loans are net of undisbursed loan funds and deferred fees and cost

The tables below presents the amortized cost basis of loans by vintage, credit quality indicator and class of loans as of December 31, 2023 and 2022 (in thousands):

	Term of loans by origination
	2023	2022	2021	2020	2019	Prior	Revolving Loans	Total
As of December 31, 2023
Real Estate
Residential:
Current-period gross charge-offs	$—	$3	$218	$—	$6	$93	$—	$320
Risk Rating
Unclassified	$46,218	$625,993	$430,801	$305,077	$86,103	$296,317	$1,154	$1,791,663
Special Mention	—	—	—	170	33	391	—	594
Substandard	431	2,757	2,267	2,061	1,031	5,403	—	13,950
Doubtful	—	—	—	—	—	—	—	—

Total	$46,649	$628,750	$433,068	$307,308	$87,167	$302,111	$1,154	$1,806,207

Commercial:
Current-period gross charge-offs	$—	$—	$—	$274	$399	$1,632	$14	$2,319
Risk Rating
Unclassified	$187,446	$619,860	$516,527	$470,751	$305,114	$647,079	$19,121	$2,765,898
Special Mention	—	10,361	28,743	3,324	83	8,124	149	50,784
Substandard	—	732	3,489	232	1,751	20,043	30	26,277
Doubtful	—	—	—	—	—	—	—	—

Total	$187,446	$630,953	$548,759	$474,307	$306,948	$675,246	$19,300	$2,842,959

Construction:
Current-period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Risk Rating
Unclassified	$51,807	$322,097	$125,035	$44,114	$6,814	$—	$—	$549,867
Special Mention	—	7,490	—	—	—	—	—	7,490
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—

Total	$51,807	$329,587	$125,035	$44,114	$6,814	$—	$—	$557,357

Other Loans
Commercial:
Current-period gross charge-offs	$—	$57	$—	$1	$498	$65	$1,713	$2,334
Risk Rating
Unclassified	$121,527	$248,455	$148,220	$50,554	$28,427	$26,799	$351,251	$975,233
Special Mention	9,551	2,475	14,625	10,670	1,607	3,805	14,901	57,634
Substandard	—	929	11,205	767	991	1,170	6,874	21,936
Doubtful	—	—	—	—	—	—	—	—

Total	$131,078	$251,859	$174,050	$61,991	$31,025	$31,774	$373,026	$1,054,803

Home equity and Improvement:
Current-period gross charge-offs	$21	$—	$—	$—	$7	$9	$123	$160
Risk Rating
Unclassified	$19,554	$24,870	$18,061	$4,405	$2,935	$26,904	$167,934	$264,663
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	119	14	—	—	255	1,030	1,418
Doubtful	—	—	—	—	—	—	—	—

Total	$19,554	$24,989	$18,075	$4,405	$2,935	$27,159	$168,964	$266,081

Consumer Finance:
Current-period gross charge-offs	$19	$437	$260	$185	$95	$431	$51	$1,478
Risk Rating
Unclassified	$44,735	$98,287	$22,588	$11,067	$7,337	$1,706	$7,054	$192,774
Special Mention	—	—	—	—	—	—	—	—
Substandard	282	1,476	593	505	281	93	3	3,233
Doubtful	—	—	—	—	—	—	—	—

Total	$45,017	$99,763	$23,181	$11,572	$7,618	$1,799	$7,057	$196,007

PCD:
Current-period gross charge-offs	$—	$—	$—	$—	$—	$122	$31	$153
Risk Rating
Unclassified	$—	$—	$—	$—	$114	$12,264	$521	$12,899
Special Mention	—	—	—	—	—	197	—	197
Substandard	—	—	—	—	—	2,562	315	2,877
Doubtful	—	—	—	—	—	—	—	—

Total	$—	$—	$—	$—	$114	$15,023	$836	$15,973

	Term of loans by origination
	2022	2021	2020	2019	2018	Prior	Revolving Loans	Total
As of December 31, 2022
Real Estate
Residential:
Risk Rating
Unclassified	$264,884	$474,992	$335,982	$93,548	$51,710	$296,089	$2,452	$1,519,657
Special Mention	—	—	180	30	80	78	567	935
Substandard	280	1,648	1,614	922	517	3,394	—	8,375
Doubtful	—	—	—	—	—	—	—	—

Total	$265,164	$476,640	$337,776	$94,500	$52,307	$299,561	$3,019	$1,528,967

Commercial:
Risk Rating
Unclassified	$582,384	$506,386	$517,790	$324,210	$194,240	$557,728	$15,554	$2,698,292
Special Mention	161	3,614	—	593	25,395	15,561	705	46,029
Substandard	115	2,104	527	4,612	4,455	8,348	133	20,294
Doubtful	—	—	—	—	—	—	—	—

Total	$582,660	$512,104	$518,317	$329,415	$224,090	$581,637	$16,392	$2,764,615

Construction:
Risk Rating
Unclassified	$348,570	$182,755	$53,161	$20,994	$—	$—	$—	$605,480
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—

Total	$348,570	$182,755	$53,161	$20,994	$—	$—	$—	$605,480

Other Loans
Commercial:
Risk Rating
Unclassified	$266,501	$208,663	$90,014	$49,887	$23,719	$22,515	$355,626	$1,016,925
Special Mention	1,891	4,094	3,913	1,533	1,160	5,365	8,363	26,319
Substandard	16	119	3,897	4	190	204	2,400	6,830
Doubtful	—	—	—	—	—	—	—	—

Total	$268,408	$212,876	$97,824	$51,424	$25,069	$28,084	$366,389	$1,050,074

Home equity and Improvement:
Risk Rating
Unclassified	$30,009	$21,116	$5,387	$3,592	$1,849	$30,509	$181,151	$273,613
Special Mention	—	—	—	—	—	—	—	—
Substandard	44	14	—	28	32	502	971	1,591
Doubtful	—	—	—	—	—	—	—	—

Total	$30,053	$21,130	$5,387	$3,620	$1,881	$31,011	$182,122	$275,204

Consumer Finance:
Risk Rating
Unclassified	$133,194	$33,109	$17,219	$13,681	$4,022	$2,529	$9,324	$213,078
Special Mention	—	—	—	—	—	—	—	—
Substandard	676	483	668	316	62	34	132	2,371
Doubtful	—	—	—	—	—	—	—	—

Total	$133,870	$33,592	$17,887	$13,997	$4,084	$2,563	$9,456	$215,449

PCD:
Risk Rating
Unclassified	$—	$—	$—	$131	$369	$13,117	$287	$13,904
Special Mention	—	—	—	—	—	292	2,298	2,590
Substandard	—	—	—2		22	3,697	616	4,337
Doubtful	—	—	—	—	—	—	—	—

Total	$—	$—	$—	$133	$391	$17,106	$3,201	$20,831

Allowance for Credit Losses (“ACL”)

The Company has adopted ASU 2016-13 (Topic 326 – Credit Losses) to calculate the ACL, which requires a projection of credit loss over the contract lifetime of the credit adjusted for prepayment tendencies. This valuation account is deducted from the loans amortized cost basis to present the net amount expected to be collected on the loan. The ACL is adjusted through the provision for credit losses and reduced by net charge offs of loans.

The credit loss estimation process involves procedures that consider the unique characteristics of the Company’s portfolio segments. These segments are further disaggregated into the loan pools for monitoring. When computing allowance levels, a model of risk characteristics, such as loss history and delinquency status, along with current conditions and a supportable forecast is used to determine credit loss assumptions.

The Company is generally utilizing two methodologies to analyze loan pools: discounted cash flows (“DCF”) and probability of default/loss given default (“PD/LGD”).

A default can be triggered by one of several different asset quality factors including past due status, non-accrual status or if the loan has had a charge-off. The PD/LGD utilizes charge off data from the Federal Financial Institutions Examination Council to construct a default rate. The Company estimates losses over an approximate one-year forecast period using Moody’s baseline economic forecasts, and then reverts to longer term historical loss experience over a three-year period. This default rate is further segmented based on the risk of the credit assigning a higher default rate to riskier credits.

The DCF methodology was selected as the most appropriate for loan segments with longer average lives and regular payment structures. The DCF model has two key components, the loss driver analysis combined with a cash flow analysis. The contractual cash flow is adjusted for PD/LGD and prepayment speed to establish a reserve level. The prepayment studies are updated semi-annually by a third-party for each applicable pool.

The remaining life method was selected for the consumer direct loan segment since the pool contains loans with many different structures and payment streams and collateral. The weighted average remaining life uses an average annual charge-off rate applied to the contractual term, further adjusted for estimated prepayments to determine the unadjusted historical charge-off rate for the remaining balance of assets.

Portfolio Segments	Loan Pool	Methodology	Loss Drivers
Residential real estate	1-4 Family nonowner occupied	DCF	National unemployment
	1-4 Family owner occupied	DCF	National unemployment
Commercial real estate	Commercial real estate nonowner occupied	DCF	National unemployment
	Commercial real estate owner occupied	DCF	National unemployment
	Multi Family	DCF	National unemployment
	Agriculture Land	DCF	National unemployment
	Other commercial real estate	DCF	National unemployment
Construction secured by real estate	Construction Other	PD/LGD	Call report loss history
	Construction Residential	PD/LGD	Call report loss history
Commercial	Commercial working capital	PD/LGD	Call report loss history
	Agriculture production	PD/LGD	Call report loss history
	Other commercial	PD/LGD	Call report loss history
Home equity and improvement	Home equity and improvement	PD/LGD	Call report loss history
Consumer finance	Consumer direct	Remaining life	Call report loss history
Consumer indirect	DCF	National Unemployment

According to the accounting standard an entity may make an accounting policy election not to measure an allowance for credit losses for accrued interest receivable if the entity writes off the applicable accrued interest receivable balance in a timely manner. The Company has made the accounting policy election not to measure an allowance for credit losses for accrued interest receivables for all loan segments. Current policy dictates that a loan will be placed on nonaccrual status, with the current accrued interest receivable balance being written off, upon the loan being 90 days delinquent or when the loan is deemed to be collateral dependent and the collateral analysis shows discounted collateral coverage less than policy requirement based on a current assessment of the value of the collateral.

In addition, ASC Topic 326 requires the Company to establish a liability for anticipated credit losses for unfunded commitments. To accomplish this, the company must first establish a loss expectation for extended (funded) commitments. This loss expectation, expressed as a ratio to the amortized cost basis, is then applied to the portion of unfunded commitments not considered unilaterally cancelable, and considered by the company’s management as likely to fund over the life of the instrument. At December 31, 2023, the Company had $1.3 billion in unfunded commitments and set aside $4.3 million in anticipated credit losses. This reserve is recorded in other liabilities as opposed to the ACL.

The determination of ACL is complex and the Company makes decisions on the effects of factors that are inherently uncertain. Evaluations of the loan portfolio and individual credits require certain estimates, assumptions and judgments as to the facts and circumstances related to particular situations or credits. There may be significant changes in the ACL in future periods determined by prevailing factors at that point in time along with future forecasts.

The following tables disclose the annual activity in the allowance for credit losses for the periods indicated by portfolio segment (in thousands):

Year ended December 31, 2023	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Home Equity and Improvement	Consumer Finance	Total
Beginning Allowance	$16,711	$34,218	$4,025	$11,769	$4,044	$2,049	$72,816
Charge-Offs	(342)	(2,319)	—	(2,362)	(259)	(1,482)	(6,764)
Recoveries	87	877	—	1,409	121	224	2,718
Provision expense (recovery)	759	3,277	(866)	4,673	(1,203)	1,102	7,742

Ending Allowance	$17,215	$36,053	$3,159	$15,489	$2,703	$1,893	$76,512

Year ended December 31, 2022	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Home Equity and Improvement	Consumer Finance	Total
Beginning Allowance	$12,029	$32,399	$3,004	$13,410	$4,221	$1,405	$66,468
Charge-Offs	(1,052)	(443)	(16)	(5,705)	(344)	(971)	(8,531)
Recoveries	867	602	3	398	292	214	2,376
Provision expense (recovery)	4,867	1,660	1,034	3,666	(125)	1,401	12,503

Ending Allowance	$16,711	$34,218	$4,025	$11,769	$4,044	$2,049	$72,816

Year ended December 31, 2021	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Home Equity and Improvement	Consumer Finance	Total
Beginning Allowance	$17,534	$43,417	$2,741	$11,665	$4,739	$1,983	$82,079
Charge-Offs	(110)	(3,776)	—	(6,960)	(63)	(476)	(11,385)
Recoveries	261	438	—	1,321	248	239	2,507
Provision expense (recovery)	(5,656)	(7,680)	263	7,384	(703)	(341)	(6,733)

Ending Allowance	$12,029	$32,399	$3,004	$13,410	$4,221	$1,405	$66,468

Purchased Credit Deteriorated Loan

Under ASU Topic 326, when loans are purchased with evidence of more than insignificant deterioration of credit, they are accounted for as PCD. PCD loans acquired in a transaction are marked to fair value and a mark on yield is recorded. In addition, an adjustment is made to the ACL for the expected loss on the acquisition date. These loans are assessed on a regular basis and subsequent adjustments to the ACL are recorded on the income statement.

The outstanding balance and related allowance on these loans as of December 31, 2023 and December 31, 2022 is as follows (in thousands):

	As of December 31, 2023		As of December 31, 2022
	Loan Balance	ACL Balance	Loan Balance	ACL Balance
	(Dollars In Thousands)
Real Estate:
Residential	$9,882	$126	$11,546	$139
Commercial	2,040	50	1,544	34
Construction	—	—	—	—

	11,922	176	13,090	173
Other Loans:
Commercial	1,968	351	5,058	594
Home equity and improvement	1,879	54	2,409	80
Consumer finance	204	5	274	5

	4,051	410	7,741	679

Total	$15,973	$586	$20,831	$852

Loans to executive officers, directors, and their affiliates are as follows:

	Years Ended December 31,
	2023	2022
	(Dollars In Thousands)
Beginning balance	$20,836	$18,426
New loans	1,262	39,434
Effect of changes in composition of related parties	—	—
Repayments	(14,893)	(37,024)

Ending Balance	$7,205	$20,836

Foreclosure Proceedings

Consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure totaled $7.9 million as of December 31, 2023 and $4.3 million as of December 31, 2022.

7.	Mortgage Banking

Net revenues from the sales and servicing of mortgage loans consisted of the following:

	For the Year Ended December 31,
	2023	2022	2021
	(In Thousands)
Gain from sale of mortgage loans	$4,429	$5,787	$16,437
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	7,427	7,464	7,574
Amortization of mortgage servicing rights	(5,044)	(5,399)	(7,893)
Mortgage servicing rights valuation adjustments	(69)	2,019	5,807

	2,314	4,084	5,488

Net mortgage banking income	$6,743	$9,871	$21,925

Activity for capitalized mortgage servicing rights (“MSRs”) and the related valuation allowance is as follows:

	For the Year Ended December 31,
	2023	2022	2021
	(In Thousands)
Mortgage servicing assets:
Balance at beginning of period	$21,858	$22,244	$21,666
Loans sold, servicing retained	2,638	5,013	8,471
Amortization	(5,044)	(5,399)	(7,893)

Carrying value before valuation allowance at end of period	19,452	21,858	22,244
Valuation allowance:
Balance at beginning of period	(687)	(2,706)	(8,513)
Impairment recovery (charges)	(69)	2,019	5,807

Balance at end of period	(756)	(687)	(2,706)

Net carrying value of MSRs at end of period	$18,696	$21,171	$19,538

Fair value of MSRs at end of period	$28,204	$27,382	$20,921

Amortization of mortgage servicing rights is computed based on payments and payoffs of the related mortgage loans serviced.

The Company had no actual losses from secondary market buy-backs in 2023, 2022 or 2021. Expense (credit) recognized related to the accrual was $0, $0 and $0 for the years ended December 31, 2023, 2022 and 2021, respectively.

The Company’s servicing portfolio is comprised of the following:

	December 31,
	2023		2022
Investor	Number of Loans	Principal Outstanding	Number of Loans	Principal Outstanding
	(Dollars In Thousands)
Fannie Mae	7,297	$914,489	7,504	$957,137
Freddie Mac	15,915	1,959,546	16,410	1,994,469
Federal Home Loan Bank	104	22,701	56	7,513
Other	38	2,999	77	5,587

Totals	23,354	$2,899,735	24,047	$2,964,706

Custodial escrow balances maintained in connection with serviced loans were $31.2 million and $31.3 million at December 31, 2023 and 2022, respectively.

Significant assumptions at December 31, 2023, used in determining the value of MSRs include a weighted average prepayment speed assumption (“PSA”) of 117 and a weighted average discount rate of 9.02%. Significant assumptions at December 31, 2022, used in determining the value of MSRs include a weighted average prepayment rate of 115 PSA and a weighted average discount rate of 9.01%.

8.	Premises and Equipment and Leases

Premises and equipment are summarized as follows:

	December 31,
	2023	2022
	(In Thousands)
Cost:
Land	$14,138	$13,200
Land improvements	1,923	1,730
Buildings	60,463	59,376
Leasehold improvements	3,219	3,706
Furniture, fixtures and equipment	44,424	42,616
Construction in process	4,312	3,565

	128,479	124,193
Less allowances for depreciation and amortization	(71,601)	(68,652)

	$56,878	$55,541

Depreciation expense was $5.3 million, $5.6 million and $6.3 million for the years ended December 31, 2023, 2022 and 2021, respectively.

Leases

The Company’s lease agreements have maturity dates ranging from January 2024 to September 2044, some of which include options for multiple five and ten year extensions. The weighted average remaining life of the lease term for these leases was 13.27 and 13.29 years as of December 31, 2023 and 2022, respectively. The weighted average remaining life of the lease term for finance leases was 6.84 years as of December 31, 2023.

The discount rate used in determining the lease liability for each individual lease was the FHLB fixed advance rate or swap rate which corresponded with the remaining lease term as of January 1, 2019 for leases that existed at adoption and as of the lease commencement date for leases subsequently entered into. The weighted average discount rate for leases was 2.58% and 2.52% as of December 31, 2023 and 2022, respectively. The weighted average discount rate for finance leases was 4.81% as of December 31, 2023.

The total operating lease costs were $2.2 million for the year ended December 31, 2023 and $2.4 million for the years ended December 31, 2022 and 2021. The ROU asset, included in other assets, was $13.5 million and $14.9 million at December 31, 2023 and 2022, respectively. The lease liabilities, included in other liabilities, were $13.9 million and $15.6 million as of December 31, 2023 and 2022, respectively.

Undiscounted cash flows included in lease liabilities have expected contractual payments at December 31, 2023 as follows (in thousands):

2024	$2,633
2025	1,665
2026	1,371
2027	1,196
2028	1,118
Thereafter	10,564

Total undiscounted minimum lease payments	$18,547
Present value adjustment	(4,623)

Total lease liabilities	$13,924

9.	Goodwill and Intangible Assets

Goodwill

The change in the carrying amount of goodwill for the year is as follows:

	December 31,
	2023	2022
	(In Thousands)
Beginning balance	$317,988	$317,948
Goodwill acquired or adjusted during the year	—	40
Goodwill from disposal	(22,386)	—

Ending balance	$295,602	$317,988

The Company tests goodwill at least annually and, more frequently, if events or changes in circumstances indicate that it may be more likely than not that there is a possible impairment. Due to the ongoing impacts from the closure of large, well-known regional banks in early 2023 that led to a significant decline in bank stock prices, the Company conducted a quantitative interim goodwill impairment assessment at September 30, 2023. The impairment assessment compares the fair value of identified reporting units with their carrying amount (including goodwill). If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to the excess. The Company’s interim assessment estimated fair value on an income approach that incorporated a discounted cash flow model that involves management assumptions and consideration of future economic forecasts available. In addition, the Company completed a qualitative evaluation at the Company’s annual impairment evaluation date of November 30th.

Results of the interim assessments indicated no goodwill impairment as of the dates of the assessments. The Company will continue to monitor its goodwill for possible impairment.

Acquired Intangible Assets

Activity in intangible assets for the years ended December 31, 2023, 2022 and 2021, was as follows:

	Gross Carrying Amount	Accumulated Amortization	Net Value
	(In Thousands)
Balance as of January 1, 2021	$53,647	$(23,310)	$30,337
Intangible assets acquired	—	—	—
Amortization of intangible assets	—	(6,208)	(6,208)

Balance as of December 31, 2021	53,647	(29,518)	24,129
Intangible assets acquired	395	—	395
Amortization of intangible assets	—	(5,450)	(5,450)

Balance as of December 31, 2022	54,042	(34,968)	19,074
Intangible assets disposed in First Insurance sale	(2,284)	—	(2,284)
Amortization of intangible assets	—	(4,604)	(4,604)

Balance as of December 31, 2023	$51,758	$(39,572)	$12,186

Estimated amortization expense for each of the next five years and thereafter is as follows (in thousands):

2024	$3,872
2025	3,004
2026	2,313
2027	1,645
2028	1,052
Thereafter	300

Total	$12,186

10.	Deposits

The following schedule sets forth interest expense by type of deposit:

	Years Ended December 31,
	2023	2022	2021
	(In Thousands)
Checking and money market accounts	$62,295	$14,927	$4,754
Savings accounts	182	174	172
Certificates of deposit	59,930	9,808	8,556

Totals	$122,407	$24,909	$13,482

A summary of deposit balances is as follows:

	December 31,
	2023	2022
	(In Thousands)
Noninterest-bearing checking accounts	$1,591,979	$1,869,509
Interest-bearing checking and money market accounts	3,177,369	3,185,440
Savings deposits	678,076	798,003
Retail certificates of deposit less than $250,000	827,479	645,318
Retail certificates of deposit greater than and equal to $250,000	526,199	264,741
Brokered deposits	341,944	143,708

Totals	$7,143,046	$6,906,719

Included in total deposits above are related-party deposits of $7.7 million and $11.6 million at December 31, 2023 and 2022, respectively.

Scheduled maturities of certificates of deposit and brokered deposits at December 31, 2023, are as follows (in thousands):

2024	$1,579,737
2025	81,681
2026	17,858
2027	8,728
2028	7,484
Thereafter	134

Total	$1,695,622

11.	Advances from Federal Home Loan Bank

The Bank has the ability to borrow funds from the FHLB. The Bank pledges its single-family residential mortgage loan portfolio, certain commercial real estate loans, and certain agriculture real estate loans as security for these advances. Advances secured by residential mortgages must have collateral of at least 141% of the borrowings. Advances secured by commercial real estate loans, and agriculture real estate loans must have collateral of at least 133% and 137% of the borrowings, respectively. Total loans pledged to the FHLB at December 31, 2023 and December 31, 2022 were $3.1 billion and $2.7 billion, respectively. The Bank could obtain advances of up to approximately $2.0 billion from the FHLB at December 31, 2023.

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. At December 31, 2022, the Bank had $428.0 million outstanding in FHLB advances. At December 31, 2023, advances from the FHLB were as follows (in thousands):

2024	$280,000
2025	—
2026	—
2027	—
2028	—
Thereafter	—

Totals	$280,000

12.	Subordinated Debentures and Junior Subordinated Debentures Owed to Unconsolidated Subsidiary Trust

In September 2020, the Company completed the issuance of $50.0 million aggregate principal amount, fixed-to-floating rate subordinated notes due September 30, 2030 in a private offering exempt from the registration requirements under the Securities Act of 1933, as amended. The notes carry a fixed rate of 4.0% for five years at which time they will convert to a floating rate based on the secured overnight financing rate, plus a spread of 388.5 basis points. The Company may, at its option, beginning September 30, 2025, redeem the notes, in whole or in part, from time to time, subject to certain conditions. The net proceeds from the sale were approximately $48.7 million, after deducting the estimated offering expenses. The Company’s intent was to use the net proceeds for general corporate purposes, which may include, without limitation, providing capital to support its growth organically or through strategic acquisitions, repaying indebtedness, in financing investments, capital expenditures, repurchasing its common shares and for investments in the Bank as regulatory capital. The subordinated debentures are included in Total Capital under current regulatory guidelines and interpretations.

In March 2007, the Company sponsored an affiliated trust, Premier Statutory Trust II (“Trust Affiliate II”) that issued $15.0 million of Guaranteed Capital Trust Securities (Trust Preferred Securities). In connection with the transaction, the Company issued $15.5 million of Junior Subordinated Deferrable Interest Debentures (“Subordinated Debentures”) to Trust Affiliate II. The Company formed Trust Affiliate II for the purpose of issuing Trust Preferred Securities to third-party investors and investing the proceeds from the sale of these capital securities solely in Subordinated Debentures of the Company. The Subordinated Debentures held by Trust Affiliate II are the sole assets of that trust. The Company is not considered the primary beneficiary of this Trust (variable interest entity), therefore the trust is not consolidated in the Company’s financial statements, but rather the subordinated debentures are shown as a liability. Distributions on the Trust Preferred Securities issued by Trust Affiliate II are payable quarterly at a variable rate equal to the three-month LIBOR rate plus 1.5%. As a result of the discontinuation of LIBOR, beginning with the distribution on December 15, 2023, distributions will be calculated at a variable rate equal to the three-month SOFR rate plus 1.5%. The Coupon rate payable on the Trust Preferred Securities issued by Trust Affiliate II was 7.15% and 6.27% as of December 31, 2023 and 2022, respectively.

The Trust Preferred Securities issued by Trust Affiliate II are subject to mandatory redemption, in whole or part, upon repayment of the Subordinated Debentures. The Company has entered into an agreement that fully and unconditionally guarantees the Trust Preferred Securities subject to the terms of the guarantee. The Trust Preferred Securities and Subordinated Debentures mature on June 15, 2037, but can be redeemed at the Company’s option at any time now.

The Company also sponsors an affiliated trust, Premier Statutory Trust I (“Trust Affiliate I”) that issued $20.0 million of Trust Preferred Securities in 2005. In connection with this transaction, the Company issued $20.6 million of Subordinated Debentures to Trust Affiliate I. Trust Affiliate I was formed for the purpose of issuing Trust Preferred Securities to third-party investors and investing the proceeds from the sale of these capital securities solely in Subordinated Debentures of the Company. The Junior Debentures held by Trust Affiliate I are the sole assets of the trust. The Company is not considered the primary beneficiary of this Trust (variable interest entity), therefore the trust is not consolidated in the Company’s financial statements, but rather the subordinated debentures are shown as a liability. Distributions on the Trust Preferred Securities issued by Trust Affiliate I are payable quarterly at a variable rate equal to the three-month LIBOR rate plus 1.38%. As a result of the discontinuation of LIBOR, beginning with the distribution on December 15, 2023, distributions will be calculated at a variable rate equal to the three-month SOFR rate plus 1.38%. The Coupon rate payable on the Trust Preferred Securities issued by Trust Affiliate I was 7.03% and 6.15% as of December 31, 2023 and 2022, respectively.

The Trust Preferred Securities issued by Trust Affiliate I are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures. The Company has entered into an agreement that fully and unconditionally guarantees the Trust Preferred Securities subject to the terms of the guarantee. The Trust Preferred Securities and Subordinated Debentures mature on December 15, 2035, but can be redeemed at the Company’s option at any time now.

The Subordinated Debentures related to the Trust Preferred Securities may be included in tier 1 capital (with certain limitations applicable) under current regulatory guidelines and interpretations. Interest on both issues of Trust Preferred Securities may be deferred for a period of up to five years at the option of the issuer.

A summary of all junior subordinated debentures issued by the Company to affiliates and subordinated debentures follows. For the junior subordinated debentures, these amounts represent the par value of the obligations owed to these affiliates, including the Company’s equity interest in the trusts. For the subordinated debentures, these amounts represent the par value less remaining deferred offering expense associated with the issuance the debentures. Balances were as follows:

	December 31,
	2023	2022
	(In Thousands)
First Defiance Statutory Trust I due December 2035	$20,619	$20,619
First Defiance Statutory Trust II due June 2037	15,464	15,464

Total junior subordinated debentures owed to unconsolidated subsidiary Trusts	$36,083	$36,083

Subordinated debentures	$49,146	$49,020

13.	Securities Sold Under Agreements to Repurchase and Other Short Term Borrowings

The Company has utilized securities sold under agreements to repurchase in the past to facilitate the needs of our customers and to facilitate secured short-term funding needs. Securities sold under agreements to repurchase are stated at the amount of cash received in connection with the transaction. We monitor levels on a continuous basis. We may be required to provide additional collateral based on the fair value of the underlying securities. Securities pledged as collateral under repurchase agreements are maintained with our safekeeping agent.

The Company had no outstanding securities sold under agreement to repurchase at December 31, 2023 or December 31, 2022.

As of December 31, 2023 and 2022, the Company had the following undrawn lines of credit facilities available for short-term borrowing purposes:

A $20.0 million line of credit with First Horizon Bank with a maturity date of March 31, 2024. The rate on the line of credit is at three- month SOFR + 2.26%, with a floor of 2.50%, which floats quarterly. This line was undrawn upon as of December 31, 2023 and 2022.

A $50.0 million line of credit with U.S. Bank with a maturity date of March 31, 2024. The rate on this line of credit is U.S. Bank’s federal funds rate, which floats daily. This line was undrawn upon as of December 31, 2023 and 2022.

A $531.5 million discount window for short-term or late day borrowing needs with the Federal Reserve Bank of Cleveland. The Company pledges investment security collateral to maintain borrowing capacity. This line was undrawn upon as of December 31, 2023 and 2022.

14.	Other Noninterest Expense

The following is a summary of other noninterest expense:

	Years Ended December 31,
	2023	2022	2021
	(In Thousands)
Legal and other professional fees	$6,743	$7,622	$7,325
Marketing	1,714	2,160	1,940
OREO expenses and write-downs	220	150	117
Printing and office supplies	917	953	941
Postage	1,359	1,279	1,257
Check charge-offs and fraud losses	1,937	1,350	762
Credit and collection expense	637	584	714
Other	9,924	11,991	11,388

Total other noninterest expense	$23,451	$26,089	$24,444

15.	Postretirement Benefits

The Company sponsors a defined benefit postretirement plan (the Plan) that is intended to supplement Medicare coverage for certain retirees. Plan eligibility and features differ depending on the date of hire, date of retirement, age, years of service, and other specific attributes, with additional variations applicable only to certain mortgage leaders.

For employees (1) hired by the Company before January 31, 2020, excluding employees of acquired businesses even though their original hire date by the prior business may precede January 31, 2020, (2) who retire after age 55, and (3) who have a combined age plus years of service of at least 75, the Plan benefit is the contribution by the Company of a specified percentage of $10,000 in a spending account which can be used toward reimbursement of any eligible health care expenses by the retiree and their spouse. The specified percentage is based on a combination of age plus years of service with a minimum combination of at least 75.

Retirees or active employees who were at least age 52 on January 1, 2003 (and either retired or actively employed on that date), and Executive Chairman Hileman and his spouse as of December 14, 2021, are eligible to receive medical, prescription, dental, and vision coverage for the retiree and their spouse:

•	For employees who retired on or after April 1, 1997, the employee’s cost for coverage is based on the employee’s combined age and years of service at retirement per the Plan’s fee structure.

•

For employees who retired before April 1, 1967 after 65 years of age and 20 years of service after age 40, the cost of coverage is paid in full by the Company. The surviving spouse pays 50% of the Plan’s Fee Structure beginning one year after the retiree’s death.

•	For employees who retired before April 1, 1967 after 55 years of age and 15 years of service after age 40, the retiree and spouse pay 50% of the Plan’s Fee Structure.

Included in accumulated other comprehensive income at December 31, 2023, 2022 and 2021, are the following amounts that have not yet been recognized in net periodic benefit cost:

	December 31,
	2023	2022	2021
	(In Thousands)
Unrecognized prior service cost	$41	$47	$57
Unrecognized actuarial (gain) loss	(538)	(556)	43

Total (gain) loss recognized in Accumulated Other Comprehensive Income	(497)	(509)	100
Income tax effect	104	107	(21)

Net (gain) loss recognized in Accumulated Other Comprehensive Income	$(393)	$(402)	$79

Reconciliation of Funded Status and Accumulated Benefit Obligation

The plan is not currently funded. The following table summarizes benefit obligation and plan asset activity for the plan measured as of December 31 each year:

	December 31,
	2023	2022
	(In Thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$2,119	$2,759
Service cost	28	52
Interest cost	101	67
Participant contribution	27	27
Actuarial (gains) / losses	(11)	(599)
Benefits paid	(210)	(187)

Benefit obligation at end of year	2,054	2,119
Change in fair value of plan assets:
Balance at beginning of year	—	—
Employer contribution	183	160
Participant contribution	27	27
Benefits paid	(210)	(187)

Balance at end of year	—	—

Funded status at end of year	$(2,054)	$(2,119)

Net periodic postretirement benefit cost includes the following components:

	Years Ended December 31,
	2023	2022	2021
	(In Thousands)
Service cost-benefits attributable to service during the period	$28	$52	$60
Interest cost on accumulated postretirement benefit obligation	101	67	53
Net amortization and deferral	(23)	10	13

Net periodic postretirement benefit cost	106	129	126
Net (gain) / loss during the year	(11)	(599)	13
Amortization of prior service cost and actuarial losses	23	(10)	(13)

Total recognized in comprehensive income (loss)	12	(609)	—

Total recognized in net periodic postretirement benefit cost and other comprehensive income	$118	$(480)	$126

The following assumptions were used in determining the components of the postretirement benefit obligation:

	2023	2022	2021
Weighted average discount rates:
Used to determine benefit obligations at December 31	4.70%	5.00%	2.50%
Used to determine net periodic postretirement benefit cost for years ended December 31	5.00%	2.50%	2.00%
Assumed health care cost trend rates at December 31:
Health care cost trend rate assumed for next year	5.50%	6.00%	6.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.00%	3.90%	3.90%
Year that rate reaches ultimate trend rate	2075	2075	2075

The following benefits are expected to be paid over the next five years and in aggregate for the next five years thereafter. Because the plan is unfunded, the expected net benefits to be paid and the estimated Company contributions are the same amount.

Expected to be Paid
(In Thousands)
2024	$193
2025	201
2026	210
2027	221
2028	157
2029 through 2033	768

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans.

The Company expects to contribute $194,000 before reflecting expected Medicare retiree drug subsidy payments in 2023.

16.	Regulatory Matters

Premier and the Bank are subject to minimum capital adequacy guidelines. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators, which could have a material impact on Premier’s financial statements. Under capital adequacy guidelines, Premier and the Bank must maintain capital amounts in excess of minimum ratios based on quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.

The rules include a minimum common equity tier 1 capital to risk-weighted assets ratio (“CET1”) of 4.5% and a capital conservation buffer of 2.5% of risk-weighted assets, which effectively results in a minimum CET1 ratio of 7.0%. Basel III raises the minimum ratio of tier 1 capital to risk-weighted assets from 4.0% to 6.0% (which, with the capital conservation buffer, effectively results in a minimum tier 1 capital ratio of 8.5%), which effectively results in a minimum total capital to risk-weighted assets ratio of 10.5%, and requires a minimum leverage ratio of 4.0%. Basel III also makes changes to risk weights for certain assets and off-balance sheet exposures.

The federal banking agencies have also established a system of “prompt corrective action” to resolve certain problems of undercapitalized banks. The regulatory agencies can initiate certain mandatory actions if the Bank fails to meet the minimum capital requirements, which could have a material effect on Premier’s financial statements.

The following schedule presents Premier consolidated and the Bank’s regulatory capital ratios as of December 31, 2023 and 2022 (dollars in thousands):

	December 31, 2023
	Actual		Minimum Required for Adequately Capitalized		Minimum Required to be Well Capitalized for Prompt Corrective Action
	Amount	Ratio	Amount	Ratio(1)	Amount	Ratio
CET1 Capital (to Risk-Weighted Assets)
Consolidated	$826,639	11.70%	$318,003	4.5%	N/A	N/A
Premier Bank	$871,342	12.38%	$316,676	4.5%	$457,421	6.5%
Tier 1 Capital
Consolidated	$861,639	10.26%	$335,772	4.0%	N/A	N/A
Premier Bank	$871,342	10.42%	$334,641	4.0%	$418,301	5.0%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$861,639	12.19%	$424,005	6.0%	N/A	N/A
Premier Bank	$871,342	12.38%	$422,235	6.0%	$562,980	8.0%
Total Capital (to Risk Weighted Assets)
Consolidated	$991,873	14.04%	$565,339	8.0%	N/A	N/A
Premier Bank	$951,576	13.52%	$562,980	8.0%	$703,725	10.0%

(1)	Excludes capital conservation buffer of 2.50% as of December 31, 2023.

	December 31, 2022
	Actual		Minimum Required for Adequately Capitalized		Minimum Required to be Well Capitalized for Prompt Corrective Action
	Amount	Ratio	Amount	Ratio(1)	Amount	Ratio
CET1 Capital (to Risk-Weighted Assets)
Consolidated	$728,883	9.91%	$331,019	4.5%	N/A	N/A
Premier Bank	$775,907	10.58%	$330,008	4.5%	$476,678	6.5%
Tier 1 Capital
Consolidated	$763,883	9.37%	$326,094	4.0%	N/A	N/A
Premier Bank	$775,907	9.55%	$324,949	4.0%	$406,187	5.0%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$763,883	10.38%	$441,359	6.0%	N/A	N/A
Premier Bank	$775,907	10.58%	$440,011	6.0%	$586,681	8.0%
Total Capital (to Risk Weighted Assets)
Consolidated	$892,663	12.14%	$588,478	8.0%	N/A	N/A
Premier Bank	$854,687	11.65%	$586,681	8.0%	$733,352	10.0%

(1)	Excludes capital conservation buffer of 2.50% as of December 31, 2022.

Dividend Restrictions—Dividends paid by the Bank to Premier are subject to various regulatory restrictions. The Bank paid $26.5 million in dividends to Premier and received $29.8 million cash contribution from Premier in 2023 and paid net dividends of $58.0 million in 2022. The Bank may not pay dividends to Premier in excess of its net profits (as defined by statute) for the last two fiscal years, plus any year to date net profits without the approval of the ODFI. As of December 31, 2023, the Bank could dividend up to an additional $186.4 million to Premier. First Insurance paid $43.0 million in dividends to Premier in 2023 and $2.0 million in dividends in 2022. PFC Risk Management did not pay dividends to Premier in 2023 and paid $1.6 million in dividends in 2022. PFC Capital did not pay dividends or receive a cash contribution in 2023 and received $3.0 million in a cash contribution from Premier in 2022.

17.	Income Taxes

The components of income tax expense are as follows:

	Years Ended December 31,
	2023	2022	2021
	(In Thousands)
Current:
Federal	$30,323	$24,698	$24,256
State and local	793	704	723
Deferred	(2,934)	(1,306)	5,393

	$28,182	$24,096	$30,372

The effective tax rates differ from federal statutory rate applied to income before income taxes due to the following:

	Years Ended December 31,
	2023	2022	2021
	(In Thousands)
Tax expense at statutory rate (21%)	$29,289	$26,519	$32,849
Increases (decreases) in taxes from:
State income tax – net of federal tax benefit	627	557	571
Tax exempt interest income, net of TEFRA	(484)	(723)	(839)
Bank owned life insurance	(1,053)	(829)	(1,075)
Captive insurance	(368)	(417)	(365)
Sale of First Insurance goodwill	1,515	—	—
Other	(1,344)	(1,011)	(769)

Totals	$28,182	$24,096	$30,372

Significant components of Premier’s deferred federal income tax assets and liabilities are as follows:

	December 31,
	2023	2022
	(In Thousands)
Deferred federal income tax assets:
Allowance for credit losses	$16,068	$15,291
Allowance for unfunded commitments	905	1,431
Interest on nonaccrual loans	535	672
Postretirement benefit costs	394	408
Cash flow hedge derivatives	7,261	8,407
Deferred compensation	2,069	1,841
Individually evaluated loans	244	568
Net unrealized loss on available-for-sale securities	33,768	37,810
Equity securities fair value	88	—
Accrued vacation	—	10
Accrued bonus	1,132	1,419
Lease liability	2,924	3,279
Net operating loss carryforward	204	239
Other	1,943	2,254

Total deferred federal income tax assets	67,535	73,629
Deferred federal income tax liabilities:
Equity securities fair value	—	35
Goodwill	3,126	4,889
Mortgage servicing rights	3,926	4,446
Cash flow hedge derivatives	63	—
Fixed assets	2,541	2,525
Other intangible assets	2,522	3,847
Deferred loan origination fees and costs	2,607	2,203
Prepaid expenses	678	1,117
Right of use asset	2,838	3,139
Earnout on sale of FIG	320	—
Other	228	416

Total deferred federal income tax liabilities	18,849	22,617

Net deferred federal income tax asset/ (liability)	$48,686	$51,012

The realization of the Company’s deferred tax assets is dependent upon the Company’s ability to generate taxable income in future periods and the reversal of deferred tax liabilities during the same period. The Company has evaluated the available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that the assets will be realized and thus no valuation allowance was required at December 31, 2023.

Retained earnings at December 31, 2023, included approximately $32.1 million for which no tax provision for federal income taxes had been made. This amount represents the tax bad debt reserve at December 31, 1987, which is the end of the Company’s base year for purposes of calculating the bad debt deduction for tax purposes. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, the amount used will be added to future taxable income. The unrecorded deferred tax liability on the above amount at December 31, 2023, was approximately $6.7 million.

The total amount of interest and penalties recorded in the income statement was $0 for each of the years ended December 31, 2023, 2022 and 2021. The amount accrued for interest and penalties was $0 at December 31, 2023, 2022 and 2021.

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax in the states of Indiana and West Virginia. The Company is no longer subject to examination by taxing authorities for years before 2020. At December 31, 2023, the Company also operated in the states of Ohio, Pennsylvania and Michigan, which tax financial institutions based on their equity rather than their income.

The Company’s net operating loss of $974,000 will be carried forward to use against future taxable income. The net operating loss carryforwards begin to expire in the year ending December 31, 2029. This tax benefit is subject to an annual limitation under Internal Revenue Code Section 382; however, Premier and the Bank expect to utilize the full amount of the benefit.

18.	Employee Benefit Plans

401(k) Plan

Employees of Premier are eligible to participate in the Premier Financial Corp. 401(k) Employee Savings Plan (the “Premier 401(k)”) if they meet certain age and service requirements. Under the Premier 401(k), Premier matches 100% of the participants’ contributions up to 3% of compensation and then 50% of the participants’ contributions for the next 2% of compensation. The Premier 401(k) also provides for a discretionary Premier contribution in addition to the Premier matching contribution. Premier matching contributions totaled $2.6 million, $2.7 million and $2.6 million for the years ended December 31, 2023, 2022 and 2021, respectively. There were no discretionary contributions in any of those years.

Group Life Plan

The executive group life plan covers various employees, including the Company’s named executive officers. Under the terms of the group life plan, the Bank will purchase and own life insurance policies covering the lives of employees selected by the Board of Directors of the Bank as participants. There was $(27,000), $411,000 and $(121,000) of expense/(recovery) recorded for the years ended December 31, 2023, 2022 and 2021, respectively, with a liability of $2.0 million for future benefits recorded at both December 31, 2023 and 2022, respectively.

Deferred Compensation

The deferred compensation plans cover all directors and certain employees that elect to participate. Under the plans, the Company pays each participant, or their beneficiary, the amount of fees deferred plus interest over a defined time period. The deferred compensation plans have approximately $12.4 million and $9.3 million in assets and liabilities, respectively, as of December 31, 2023, which are matched in terms of investment elections. As of December 31, 2022, the deferred compensation plans had approximately $10.3 million and $8.0 million in assets and liabilities, respectively, which were matched in terms of investment elections. Every year, other noninterest expense reflects the net changes in fair value of the underlying investments in the assets and liabilities. The net expense (income) recorded for the deferred compensation plan for each of the last three years was $309,000, $414,000 and $(66,000) in 2023, 2022 and 2021, respectively.

19.	Stock Compensation Plans

Premier has established equity based compensation plans for its directors and employees. On February 27, 2018, the Board adopted, and the shareholders approved at the 2018 Annual Shareholders Meeting, the Premier Financial Corp. 2018 Equity Incentive Plan (the “2018 Equity Plan”). The 2018 Equity Plan replaced all existing plans, although the Company’s former equity plans remain in existence to the extent there were outstanding grants thereunder at the time the 2018 Equity Plan was approved. In addition, as a result of the Company’s merger (the “Merger”) with United Community Financial Corp. (“UCFC”), Premier assumed certain outstanding stock options granted under UCFC’s Amended and Restated 2007 Long-Term Incentive Plan (the “UCFC 2007 Plan”) and UCFC’s 2015 Long Term Incentive Plan, which has since been renamed as the “Premier Financial Corp. 2015 Long Term Incentive Plan” (the “2015 Plan”). Premier also assumed the shares available for future issuance under the 2015 Plan as of the effective date of the Merger, with appropriate adjustments to the number of shares available to reflect the Merger. The stock options assumed from UCFC in the Merger remain subject to the terms of the 2015 Plan, but became exercisable solely to purchase shares of Premier, with appropriate adjustments to the number of shares subject to the assumed stock options and the exercise price of such stock options. Besides certain options previously issued under the First Defiance Financial Corp. 2010 Equity Incentive Plan, all awards currently outstanding are issued under the 2018 Equity Plan or the 2015 Plan. The 2018 Equity Plan and the 2015 Plan were each amended and restated in February 2022 to align certain administrative components of the plans in addition to enhancing certain governance components. New awards will be made under either the 2018 Equity Plan or the 2015 Plan as the Company determines. The 2018 Equity Plan allows for issuance of up to 900,000 common shares through the award of options, restricted stock, stock, stock appreciation rights, or other stock-based awards. The 2015 Plan allows for the issuance of up to 1.2 million common shares, as adjusted for the Merger, through the award of options, stock, restricted stock, stock units, stock appreciation rights, or performance stock awards.

Beginning in 2023, directors were able to elect to receive stock in lieu of cash for their director fees. In the twelve months ended December 31, 2023, the Company recognized $80,000 in expense for 4,114 shares that were issued to directors in lieu of cash fees.

The Company maintains Long-Term Equity Incentive Plans (each, an “LTIP”) for select members of management (the “Executive LTIP”) and a Key Employee and Commercial Lender Plan (the “Key Plan”). Under the Executive LTIP, participants may earn a percentage of their salary for potential payout in the form of (1) equity awards based on the achievement of certain corporate performance targets over a three-year period and (2) beginning in 2023, restricted stock awards (“RSAs”). The Company granted 66,482 performance stock units (“PSUs”) to the participants under the Executive LTIP during 2023, which represents the maximum target award. The value of PSU awards issued in 2022 and 2023 under the Executive LTIP will be determined individually at the end of each respective 36 month performance period ending December 31. The benefits earned under these PSUs will be paid out in equity in the first quarter following the end of the performance period. The participants will receive all or a portion of the award if their employment is terminated by the Company without cause, by the participant in certain situations, or by death, disability or retirement of the participant. The Company issued 35,344 actual shares in 2023 to settle PSUs from the 2020 Executive LTIP plan. The RSAs issued under the Executive LTIP vest incrementally over three years, being fully vested upon the third anniversary of the grant date. The Company granted 21,827 RSAs under the Executive LTIP in 2023.

The maximum amount of compensation expense that may be earned for the PSUs at December 31, 2023, is approximately $5.8 million in the aggregate. However, the estimated expense that is expected to be earned as of December 31, 2023 is $3.9 million, of which $1.5 million was unrecognized at December 31, 2023, and will be recognized over the remaining performance periods. Total expense was reduced by $443,000 and was recorded for $873,000 for the years ended December 31, 2023 and December 31, 2022, respectively.

Beginning in 2022, under the Key Plan, the participants are granted restricted stock awards (“RSAs”) based upon the achievement of certain targets in the prior year. Prior to 2022, restricted stock units (“RSUs”) were issued to participants under the same plan. The participants can earn from 5% to 10% of their salary in RSAs or RSUs that vest three years from the date of grant. The Company granted 25,044 and 19,612 in RSAs in the first quarter of 2023 and 2022, respectively, as a payout under the Key Plan.

In 2023, the Company also granted 23,188 discretionary RSAs and 22,368 RSAs to directors that vest over a period of time ranging from one to three years. Compensation expense is recognized over the performance or vesting period. Total expense of $1.9 million and $1.1 million was recorded for the years ended December 31, 2023 and 2022, respectively. Approximately $1.9 million and $2.1 million is included within other liabilities at December 31, 2023 and December 31, 2022, respectively, related to the cash portion of the Company’s Short-Term Incentive Plans.

The following table sets forth Premier’s performance and restricted stock activity during the year ended December 31, 2023:

	Performance Stock Units		Restricted Stock Units		Restricted Stock Awards
Unvested Shares	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted- Average Grant Date Fair Value
Unvested at January 1, 2023	229,813	$29.12	31,796	$28.44	99,412	$29.14
Granted	66,482	24.78	—	—	92,427	22.70
Vested	(55,435)	26.48	(11,724)	26.21	(33,276)	28.69
Forfeited	(23,298)	26.48	(1,447)	32.67	(4,784)	25.00

Unvested at December 31, 2023	217,562	$28.75	18,625	$29.52	153,779	$25.49

As of December 31, 2023, 28,175 options to acquire Premier shares were outstanding at option prices based on the market value of the underlying shares on the date the options were granted. All options expire ten years from the date of grant. Vested options of retirees expire on the earlier of the scheduled expiration date or one year after the retirement date.

The fair value of each option award is estimated on the date of grant using the Black-Scholes model. Expected volatilities are based on historical volatilities of the Company’s common shares. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

There were no options granted during the years ended December 31, 2023 and 2022.

Following is stock option activity under the plans during the year ended December 31, 2023:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in 000’s)
Options outstanding, January 1, 2023	29,661	$25.54
Forfeited or cancelled	—	—
Exercised	(1,486)	10.31
Granted	—	—

Options outstanding, December 31, 2023	28,175	$23.18	3.26	$61,148

Exercisable at December 31, 2023	28,175	$23.18	3.26	$61,148

Proceeds, related tax benefits realized from options exercised and intrinsic value of options exercised were as follows:

	Year Ended December 31,
	2023	2022	2021
	(In Thousands, except per share amounts)
Intrinsic value of options exercised	$12	$29	$11
Cash received from option exercises	15	53	8
Tax benefit realized from option exercises	3	6	2

As of December 31, 2023, there was a de minimus amount of total unrecognized compensation costs related to unvested stock options granted under the Company’s equity plans. The cost is expected to be recognized over a weighted-average period of one month.

20.	Parent Company Statements

Condensed parent company financial statements, which include transactions with subsidiaries, are as follow:

	December 31,
Statements of Financial Condition	2023	2022
	(In Thousands)
Assets
Cash and cash equivalents	$15,314	$15,264
Equity securities	5,773	7,832
Investment in banking subsidiary	1,020,329	909,552
Investment in non-bank subsidiaries	16,053	37,191
Other assets	5,425	5,145

Total assets	$1,062,894	$974,984

Liabilities and stockholders’ equity:
Subordinated debentures	$85,229	$85,103
Accrued liabilities	2,038	2,160
Stockholders’ equity	975,627	887,721

Total liabilities and stockholders’ equity	$1,062,894	$974,984

	Years Ended December 31,
Statements of Income	2023	2022	2021
	(In Thousands)
Dividends from subsidiaries	$69,500	$58,550	$46,315
Interest income	465	657	520
Interest expense	(4,531)	(3,327)	(2,713)
Other income	—	—	1,955
Noninterest expense	(1,261)	(1,391)	(997)
Other expense	(453)	(551)	—

Income before income taxes and equity in earnings of subsidiaries	63,720	53,938	45,080
Income tax credit	(1,214)	(969)	(259)

Income before equity in earnings of subsidiaries	64,934	54,907	45,339
Undistributed equity in earnings of subsidiaries	46,361	47,280	80,712

Net income	111,295	102,187	126,051

Other comprehensive income (loss)	19,741	(170,032)	(18,432)

Comprehensive income (loss)	$131,036	$(67,845)	$107,619

	Years Ended December 31,
Statements of Cash Flows	2023	2022	2021
	(In Thousands)
Operating activities:
Net income	$111,295	$102,187	$126,051
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Undistributed equity in earnings of subsidiaries	(46,361)	(47,280)	(80,712)
Return of capital from subsidiary	6,123	—	—
Change in other assets and liabilities	1,415	156	380

Net cash provided by operating activities	72,472	55,063	45,719

Investing activities:
Cash distribution to subsidiary	(29,750)	—	—
Sale of equity securities	1,606	8,714	—
Purchase of equity securities	—	(3,000)	(11,053)

Net cash provided by (used in) investing activities	(28,144)	5,714	(11,053)

Financing activities:
Repurchase of common stock	(11)	(26,870)	(29,583)
Cash dividends paid	(44,267)	(42,795)	(38,948)

Net cash used in financing activities	(44,278)	(69,665)	(68,531)

Net increase (decrease) in cash and cash equivalents	50	(8,888)	(33,865)
Cash and cash equivalents at beginning of year	15,264	24,152	58,017

Cash and cash equivalents at end of year	$15,314	$15,264	$24,152

21.	Fair Value

FASB ASC Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

FASB ASC Topic 820 requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on the best information available. In that regard, FASB ASC Topic 820 established a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

•	Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by a correlation or other means.

•

Level 3: Unobservable inputs for determining fair value of assets and liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

Available-for-sale securities - Securities classified as available for sale are generally reported at fair value utilizing Level 2 inputs where the Company obtains fair value measurements from an independent pricing service that uses matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows and the bonds’ terms and conditions, among other things. Securities in Level 2 include U.S. federal government agencies, mortgage-backed securities, corporate bonds and municipal securities.

Equity securities – These securities are reported at fair value utilizing Level 1 inputs where the Company obtains quoted prices in active markets for identical equity securities.

Loans held for sale, carried at fair value – The Company has elected the fair value option for all loans held for sale.

The fair value of conventional loans held for sale is determined using the current 15 day forward contract price for either 15 or 30 year conventional mortgages (Level 2). The fair value of permanent construction loans held for sale is determined using the current 60 day forward contract price for 15 or 30 year conventional mortgages which is then adjusted for unobservable market data such as estimated fall out rates and estimated time from origination to completion of construction (Level 3).

Collateral Dependent loans - Fair values for individually analyzed, collateral dependent loans are generally based on appraisals obtained from licensed real estate appraisers and in certain circumstances consideration of offers obtained to purchase properties prior to foreclosure. Appraisals for commercial real estate generally use three methods to derive value: cost, sales or market comparison and income approach. The cost method bases value on the cost to replace the current property. Value of market comparison approach evaluates the sales price of similar properties in the same market area. The income approach considers net operating income generated by the property and an investor’s required return. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Comparable sales adjustments are based on known sales prices of similar type and similar use properties and duration of time that the property has been on the market to sell. Such adjustments made in the appraisal process are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Real estate held for sale - Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are then reviewed monthly by members of the asset review committee for valuation changes and are accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which may utilize a single valuation approach or a combination of approaches including cost, comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments may be significant and typically result in a Level 3 classification of the inputs for determining fair value.

Appraisals for both collateral-dependent loans and other real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company. Once received, a member of the Company’s asset quality or collections department reviews the assumptions and approaches utilized in the appraisal. Appraisal values are discounted from 0% to 30% to account for other factors that may impact the value of collateral. In determining the value of collateral dependent loans and other real estate owned, significant unobservable inputs may be used, which include but are not limited to: physical condition of comparable properties sold, net operating income generated by the property and investor rates of return.

Mortgage servicing rights - On a quarterly basis, mortgage servicing rights are evaluated for impairment based upon the fair value of the rights as compared to the carrying amount. If the carrying amount of an individual tranche exceeds fair value, impairment is recorded on that tranche so that the servicing asset is carried at fair value. Fair value is determined at a tranche level based on a model that calculates the present value of estimated future net servicing income. The valuation model utilizes assumptions that market participants would use in estimating future net servicing income and are validated against available market data (Level 2).

Mortgage banking derivative - The fair value of mortgage banking derivatives are evaluated monthly based on derivative valuation models using quoted prices for similar assets adjusted for specific attributes of the commitments and other observable market data at the valuation date (Level 2).

Interest rate swaps – The Company periodically enters into interest rate swap agreements with its commercial customers who desire a fixed rate loan term that is longer than the Company is willing to extend. The Company then enters into a reciprocal swap agreement with a third party that offsets the interest rate risk from the interest rate swap extended to the customer. The interest rate swaps are derivative instruments which are carried at fair value on the statement of financial condition. The Company uses an independent third party that performs a market valuation analysis for both swap positions. (Level 2)

Cash flow and fair value hedge derivatives - The Company periodically enters into cash flow and fair value hedge derivative instruments to hedge the risk of variability in cash flows on the Company’s floating rate loan pool, fixed rate mortgage loan pool and FHLB advances. The Company uses an independent third party to perform a market valuation analysis for these derivatives (Level 2).

The following table summarizes the financial assets measured at fair value on a recurring basis segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

Assets and Liabilities Measured on a Recurring Basis

December 31, 2023	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
	(In Thousands)
Assets:
Available for sale securities:
Obligations of U.S. government corporations and agencies	$—	$101,598	$—	$101,598
Mortgage-backed securities	—	156,508	—	156,508
Collateralized mortgage obligations	—	235,767	—	235,767
Asset-backed securities	—	136,980	—	136,980
Corporate bonds	—	62,420	—	62,420
Obligations of states and political subdivisions	—	204,258	—	204,258
US Treasuries	49,177	—	—	49,177
Equity securities	5,773	—	—	5,773
Loans held for sale, at fair value	—	14,397	131,244	145,641
Interest rate swaps	—	2,867	—	2,867
Cash flow / Fair value hedge derivatives	—	299	—	299
Liabilities:
Interest rate swaps	—	2,867	—	2,867
Cash flow / Fair value hedge derivatives	—	35,392	—	35,392
Mortgage banking derivatives - liability	—	4,750	—	4,750

December 31, 2022	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
	(In Thousands)
Assets:
Available for sale securities:
Obligations of U.S. government corporations and agencies	$—	$95,909	$—	$95,909
Mortgage-backed securities	—	167,589	—	167,589
Collateralized mortgage obligations	—	249,805	—	249,805
Asset-backed securities	—	192,504	—	192,504
Corporate bonds	—	64,482	—	64,482
Obligations of states and political subdivisions	—	221,594	—	221,594
US Treasuries	48,198	—	—	48,198
Equity securities	7,832	—	—	7,832
Loans held for sale, at fair value	—	23,589	91,662	115,251
Interest rate swaps	—	4,494	—	4,494
Mortgage banking derivatives - asset	—	1,349	—	1,349
Liabilities:
Interest rate swaps	—	4,494	—	4,494
Cash flow hedge derivatives	—	40,032	—	40,032

The table below presents a reconciliation of all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the twelve month periods ended December 31, 2023 and 2022.

	Construction loans held for sale
	Years Ended December 31,
	2023	2022
Balance of recurring Level 3 assets at beginning of period	$91,662	$134,167
Total gains (losses) for the period
Included in change in fair value of loans held for sale	9,589	(20,587)
Originations	90,667	98,845
Sales	(60,674)	(120,763)

Balance of recurring Level 3 assets at end of period	$131,244	$91,662

For Level 3 assets and liabilities measured at fair value on a recurring basis, the significant unobservable inputs used in the fair value measurements were as follows:

December 31, 2023	Fair Value	Valuation Technique	Unobservable Inputs	Range of Inputs
	(Dollars in Thousands)
Construction loans held for sale	$131,244	Adjusted secondary market pricing	Adjustments	0.00 - 0.0984%

December 31, 2022	Fair Value	Valuation Technique	Unobservable Inputs	Range of Inputs
	(Dollars in Thousands)
Construction loans held for sale	$91,662	Adjusted secondary market pricing	Adjustments	0.00 - 1.04%

The Company has elected the fair value option for residential mortgage and permanent construction loans held for sale. These loans are intended for sale and the Company believes that fair value is the best indicator of the resolution of these loans. Interest income is recorded based on the contractual terms of the loan and in accordance with the Company’s policies.

The aggregate fair value of the residential mortgage loans held for sale at December 31, 2023 and 2022 was $14.4 million and $23.6 million, respectively and they had contractual balances of $14.7 million and $25.3 million, respectively. The difference between these two figures is recorded in gains and losses on the sale of loans held for sale. For the twelve months ended December 31, 2023, $1.1 million was recorded in the gain on sale of loans held for sale for the change in fair value. For the twelve months ended December 31, 2022, $2.3 million was recorded in losses on sale of loans held for sale for the change in fair value.

The aggregate fair value of the permanent construction loans held for sale at December 31, 2023 and 2022 was $131.2 million and $91.7 million and they had a contractual balance of $133.1 million and $103.1 million, respectively. The difference between these two figures is recorded in gains and losses on the sale of loans held for sale. For the twelve months ended December 31, 2023, $9.6 million was recorded in the gain on sale of loans held for sale for the change in fair value. For the twelve months ended December 31, 2022, $20.6 million was recorded in losses on the sale of loans held for sale for the change in fair value.

The following table summarizes the financial assets measured at fair value on a non-recurring basis segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

Assets and Liabilities Measured on a Non-Recurring Basis

December 31, 2023	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
	(In Thousands)
Individually analyzed loans
Commercial Real Estate	$—	$—	$3,425	$3,425
Commercial	—	—	6,164	6,164
Mortgage servicing rights	—	2,744	—	2,744

December 31, 2022	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
	(In Thousands)
Individually analyzed loans
Commercial Real Estate	$—	$—	$3,512	$3,512
Commercial	—	—	5,492	5,492
Mortgage servicing rights	—	5,126	—	5,126

For Level 3 assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2023, the significant unobservable inputs used in the fair value measurements were as follows:

	Fair Value	Valuation Technique	Unobservable Inputs	Range of Inputs	Weighted Average
		(Dollars in Thousands)
Individually analyzed Loans- Applies to loan classes with an appraisal valuation	$9,589	Appraisals which utilize sales comparison, net income and cost approach	Discounts for collection issues and changes in market conditions	10-50%	27.60%

For Level 3 assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2022, the significant unobservable inputs used in the fair value measurements were as follows:

	Fair Value	Valuation Technique	Unobservable Inputs	Range of Inputs	Weighted Average
		(Dollars in Thousands)
Individually analyzed Loans- Applies to loan classes with an appraisal valuation	$5,146	Appraisals which utilize sales comparison, net income and cost approach	Discounts for collection issues and changes in market conditions	10-50%	28.29%

Individually analyzed loans, which are evaluated using the fair value of the collateral for collateral dependent loans, had a fair value of $9.6 million that includes a valuation allowance of $4.3 million and a fair value of $9.0 million that includes a valuation allowance of $2.4 million at December 31, 2023 and 2022, respectively. A provision expense of $1.9 million, $1.7 million and $4.1 million for the years ended December 31, 2023, 2022 and 2021, respectively, related to these loans was included in earnings.

Mortgage servicing rights, which are carried at the lower of cost or fair value, had a fair value of $2.7 million with a valuation allowance of $757,000 and a fair value of $5.1 million with a valuation allowance of $688,000 at December 31, 2023 and 2022, respectively. An expense of $69,000, and a recovery of $2.0 million and $5.8 million was included in earnings for the years ended December 31, 2023, 2022 and 2021, respectively.

Real estate held for sale is determined using Level 3 inputs which include appraisals and are adjusted for changes in market conditions. There was no change in fair value of real estate held for sale for the years ended December 31, 2023, 2022 and 2021.

Fair Value of Financial Instruments

Much of the information used to arrive at “fair value” is highly subjective and judgmental in nature and therefore the results may not be precise. Subjective factors include, among other things, estimated cash flows, risk characteristics and interest rates, all of which are subject to change. With the exception of investment securities, the Company’s financial instruments are not readily marketable and market prices do not exist. Since negotiated prices for the instruments, which are not readily marketable, depend greatly on the motivation of the buyer and seller, the amounts that will actually be realized or paid per settlement or maturity of these instruments could be significantly different.

The carrying amount of cash and cash equivalents and accrued interest receivable, as a result of their short-term nature, is considered to be equal to fair value and are classified as Level 1.

It was not practicable to determine the fair value of FHLB stock due to restrictions placed on its transferability.

The Company uses an exit price income approach to determine the fair value of the loan portfolio. The model utilizes a discounted cash flow approach to estimate the fair value of the loans using assumptions for the coupon rates, remaining maturities, prepayment speeds, projected default probabilities, losses given defaults, and estimates of prevailing discount rates. The discounted cash flow approach models the credit losses directly in the projected cash flows. The model applies various assumptions regarding credit, interest, and prepayment risks for the loans based on loan types, payment types and fixed or variable classifications. For all periods presented, the estimated fair value of individually analyzed loans is based on the fair value of the collateral, less estimated cost to sell, or the present value of the loan’s expected future cash flows (discounted at the loan’s effective interest rate). All individually analyzed loans are classified as Level 3 within the valuation hierarchy.

The fair value of noninterest-bearing deposits are considered equal to the amount payable on demand at the reporting date (i.e., carrying value) and are classified as Level 1. The fair value of savings, NOW and certain money market accounts are equal to their carrying amounts and are a Level 1 classification. Fair values of fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level 2 classification.

The fair values of securities sold under repurchase agreements are equal to their carrying amounts resulting in a Level 1 classification. The fair value of subordinated debentures are estimated using a discounted cash flow calculation that applies interest rates currently being offered on subordinated debentures to the schedule of maturities on the subordinated debt tranches resulting in a Level 2 classification.

FHLB advances with maturities greater than 90 days are valued based on discounted cash flow analysis, using interest rates currently being quoted for similar characteristics and maturities resulting in a Level 2 classification.

The carrying values and estimated fair values of financial instruments at December 31, 2023 and 2022 were as follows:

	Fair Value Measurements at December 31, 2023
	(In Thousands)
	Carrying Value	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash and cash equivalents	$114,756	$114,756	$114,756	$—	$—
Federal Home Loan Bank Stock	21,760	N/A	N/A	N/A	N/A
Loans receivable, net	6,662,875	6,100,394	—	—	6,100,394
Accrued interest receivable	33,446	33,446	33,446	—	—
Financial Liabilities:
Deposits	$7,143,046	$7,099,593	$5,447,423	$1,652,170	$—
Advances from Federal Home Loan Bank	280,000	279,213	—	279,213	—
Subordinated debentures	85,229	84,231	—	—	84,231

	Fair Value Measurements at December 31, 2022
	(In Thousands)
	Carrying Value	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash and cash equivalents	$128,160	$128,160	$128,160	$—	$—
Federal Home Loan Bank Stock	29,185	N/A	N/A	N/A	N/A
Loans receivable, net	6,387,804	6,129,814	—	—	6,129,814
Accrued interest receivable	28,709	28,709	28,709	—	—
Financial Liabilities:
Deposits	$6,906,719	$6,881,110	$5,852,952	$1,028,158	$—
Advances from Federal Home Loan Bank	428,000	427,999	—	427,999	—
Subordinated debentures	85,103	76,989	—	—	76,989

22.	Derivative Financial Instruments

Commitments to fund certain mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of mortgage loans to third-party investors are considered derivatives. It is the Company’s practice to enter into forward commitments for the future delivery of residential mortgage loans when interest rate lock commitments are entered into in order to economically hedge the effect of changes in interest rates resulting from its commitments to fund the loans. These mortgage banking derivatives are not designated in hedge relationships. The Bank had approximately $12.1 million and $35.9 million of interest rate lock commitments at December 31, 2023 and 2022, respectively. There were $385.0 million of forward sales of mortgage-backed securities and $254.0 million of forward sales of mortgage-backed securities at December 31, 2023 and 2022, respectively.

The fair value of these mortgage banking derivatives are reflected by a derivative asset or a derivative liability. The table below provides data about the carrying values of these derivative instruments:

	December 31, 2023			December 31, 2022
	Assets	(Liabilities)		Assets	(Liabilities)
	Carrying Value	Carrying Value	Derivative Net Carrying Value	Carrying Value	Carrying Value	Derivative Net Carrying Value
(In Thousands)
Derivatives not designated as hedging instruments
Mortgage Banking
Derivatives	$—	$(4,750)	$4,750	$1,349	$—	$1,349

The table below provides data about the amount of gains and losses recognized in income on derivative instruments not designated as hedging instruments. The difference in derivative net carrying value at December 31, 2023 and 2022 represents a fair value adjustment that runs through mortgage banking income.

	Years Ended December 31,
	2023	2022	2021
	(In Thousands)
Derivatives not designated as hedging instruments
Mortgage Banking Derivatives – Gain (Loss)	$(6,099)	$(987)	$(1,497)

Interest Rate Swaps

The Company maintains an interest rate protection program for commercial loan customers. Under this program, the Company provides a customer with a fixed rate loan while creating a variable rate asset for the Company by the customer entering into an interest rate swap with terms that match the loan. The Company offsets its risk exposure by entering into an offsetting interest rate swap with an unaffiliated institution. The Company had interest rate swaps associated with commercial loans with a notional value of $83.7 million and fair value of $2.9 million in other assets and $2.9 million in other liabilities at December 31, 2023. As of December 31, 2022, the Company had interest rate swaps associated with commercial loans with a notional value of $67.3 million and fair value of $4.5 million in other assets and $4.5 million in other liabilities. The difference in fair value of $65,000, $72,000 and $5,000 between the asset and liability represents a credit valuation adjustment that flows through noninterest income as of December 31, 2023, 2022 and 2021, respectively.

Interest Rate Swaps Designated as Cash Flow Hedge

In May 2021, the Company entered into derivative instruments designated as a cash flow hedge. In June 2023, the Company entered into derivative instruments designated as a fair value hedge and another designated as a cash flow hedge. For a derivative instrument that is designated and qualifies as a cash flow hedge, the change in fair value of the derivative instrument is reported as a component of other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. For a derivative instrument that is designated and qualified as a fair value hedge, the change in fair value is recorded to the hedged item and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings.

An interest rate swap with notional amount totaling $250.0 million as of December 31, 2023 was designated as a cash flow hedge to hedge the risk of variability in cash flows (future interest receipts) attributable to changes in the contractually specified benchmark interest rate on the Company’s floating rate loan pool. The Company is receiving a fixed rate of 1.437% and paying one month SOFR. The maturity date of this interest rate swap is May 2031. The gross aggregate fair value of the swap of $34.6 million is recorded in other liabilities in the Consolidated Balance Sheets at December 31, 2023, with changes in fair value recorded net of tax in other comprehensive income (loss). As of December 31, 2022, the gross aggregate fair value of the swap of $40.0 million was recorded in other liabilities in the Consolidated Balance Sheets. The Company expects the hedge to remain highly effective during the remaining terms of the swap.

The table presented below represents data from both cash flow hedges:

	Year Ended December 31, 2023
	Amount of Gain (Loss) Recognized in OCI on Derivative	Fair Value on the Interest Rate Swap	Amount of Gain (Loss) Reclassified from OCI into Income
	(In Thousands)
Interest rate swap designated on cash flow hedges	$5,755	$(34,276)	$(5,408)

	Year Ended December 31, 2022
	Amount of Gain (Loss) Recognized in OCI on Derivative	Fair Value on the Interest Rate Swap	Amount of Gain (Loss) Reclassified from OCI into Income
	(In Thousands)
Interest rate swap designated on cash flow hedges	$(40,886)	$(40,032)	$310

Another interest rate swap with a notional amount totaling $125.0 million as of December 31, 2023 was also designated as a cash flow hedge to hedge the risk of variability in cash flows attributable to changes in the contractually specified benchmark interest rate on the Company’s short-term fixed rate FHLB advances. The gross aggregate fair value of the swap of $0.3 million is recorded in other assets in the unaudited Consolidated Balance Sheets at December 31, 2023, with changes recorded net of tax in other comprehensive income (loss). There was no balance as of December 31, 2022. The Company expects the hedge to remain effective during the remaining term of the swap. A summary of the interest rate swap designated as a cash flow hedge is presented below (dollars in thousands):

December 31, 2023
Notional amount Cash Flow Hedge	$125,000
Weighted average fixed pay rates	4.160%
Weighted average variable SOFR receive rates	5.350%
Weighted average remaining maturity (in years)	1.4
Fair value	$300

Interest Rate Swap Designated as Fair Value Hedge

Three $125.0 million interest rate swaps with a notional amount totaling $375.0 million as of December 31, 2023 were designated as fair value hedges to mitigate the risk of further interest rate increases and the subsequent impact on the valuation of the $1.3 billion associated pool of fixed rate mortgages. The gross fair value of the swaps of $0.8 million are recorded in other liabilities in the unaudited Consolidated Balance Sheets at December 31, 2023, with changes in fair value offsetting to the fixed rate mortgage loan pool. There was no balance as of December 31, 2022. The Company expects the hedges to remain effective during the remaining terms of the swaps. A summary of the interest rate swaps designated as fair value hedges are presented below (dollars in thousands):

December 31, 2023
Notional amount Fair Value Hedge	$375,000
Weighted average fixed pay rates	4.113%
Weighted average variable SOFR receive rates	5.350%
Weighted average remaining maturity (in years)	2.2
Fair value	$(817)

23.	Quarterly Consolidated Results of Operations (Unaudited)

The following is a summary of the quarterly consolidated results of operations:

	Three Months Ended
	March 31	June 30	September 30	December 31
2023	(In Thousands, Except Per Share Amounts)
Interest income	$84,156	$90,159	$94,897	$96,298
Interest expense	27,870	36,167	40,633	43,747

Net interest income	56,286	53,992	54,264	52,551
Provision for credit losses	3,944	1,410	245	2,143
Provision for unfunded commitments	(238)	(870)	(1,018)	(382)

Net interest income after provision for credit losses	52,580	53,452	55,037	50,790
Noninterest income	12,461	53,346	13,253	11,789
Noninterest expense	42,791	44,495	38,052	37,893

Income before income taxes	22,250	62,303	30,238	24,686
Income taxes	4,103	13,912	5,551	4,616

Net income	$18,147	$48,391	$24,687	$20,070

Earnings per common share:
Basic	$0.51	$1.35	$0.69	$0.56
Diluted	$0.51	$1.35	$0.69	$0.56

	Three Months Ended
	March 31	June 30	September 30	December 31
2022	(In Thousands, Except Per Share Amounts)
Interest income	$60,825	$63,058	$73,104	$80,725
Interest expense	2,931	3,962	9,792	18,106

Net interest income	57,894	59,096	63,312	62,619
Provision for credit losses	626	5,151	3,706	3,020
Provision for unfunded commitments	309	1,415	306	(246)

Net interest income after provision for credit losses	56,959	52,530	59,300	59,845
Noninterest income	16,863	14,365	16,704	14,228
Noninterest expense	41,295	39,089	41,099	43,028

Income before income taxes	32,527	27,806	34,905	31,045
Income taxes	6,170	5,446	6,710	5,770

Net income	$26,357	$22,360	$28,195	$25,275

Earnings per common share:
Basic	$0.73	$0.63	$0.79	$0.71
Diluted	$0.73	$0.63	$0.79	$0.71

24.	Other Comprehensive Income (Loss)

The before and after tax amounts allocated to each component of other comprehensive income (loss) are presented in the table below. Reclassification adjustments related to securities available for sale are included in gains on sale or call of securities in the accompanying consolidated condensed statements of income. Reclassification adjustments related to cash flow hedge derivatives are included in interest income on loans in the accompanying consolidated condensed statements of income. Reclassification adjustments related to the defined benefit postretirement medical plan are included in compensation and benefits in the accompanying consolidated condensed statements of income.

	Before Tax Amount	Tax Effect	Net of Tax Amount
	(In Thousands)
Year ended December 31, 2023:
Securities available for sale and transferred securities:
Change in net unrealized (loss) during the period	$19,281	$(4,049)	$15,232
Reclassification adjustment for net losses included in net income	(37)	8	(29)
Cash flow hedge derivatives:
Change in net unrealized gain during the period	(3,626)	762	(2,864)
Reclassification adjustment for net gains included in net income	9,381	(1,970)	7,411
Defined benefit postretirement medical plan:
Net gain on defined benefit postretirement medical plan realized during the period	11	(2)	9
Reclassification adjustment for net amortization and deferral on defined benefit postretirement medical plan (included in compensation and benefits)	(23)	5	(18)

Total other comprehensive income	$24,987	$(5,246)	$19,741

	Before Tax Amount	Tax Effect	Net of Tax Amount
	(In Thousands)
Year ended December 31, 2022:
Securities available for sale and transferred securities:
Change in net unrealized (loss) during the period	$(174,953)	$(36,739)	$(138,214)
Reclassification adjustment for net losses included in net income	1	—	1
Cash flow hedge derivatives:
Change in net unrealized gain during the period	(40,494)	(8,504)	(31,990)
Reclassification adjustment for net gains included in net income	(392)	(82)	(310)
Defined benefit postretirement medical plan:
Net gain on defined benefit postretirement medical plan realized during the period	599	126	473
Reclassification adjustment for net amortization and deferral on defined benefit postretirement medical plan (included in compensation and benefits)	10	2	8

Total other comprehensive income	$(215,229)	$(45,197)	$(170,032)

	Before Tax Amount	Tax Effect	Net of Tax Amount
	(In Thousands)
Year ended December 31, 2021:
Securities available for sale and transferred securities:
Change in net unrealized (loss) during the period	$(21,967)	$(4,613)	$(17,354)
Reclassification adjustment for net losses included in net income	(2,218)	(466)	(1,752)
Cash flow hedge derivatives:
Change in net unrealized gain during the period	3,025	635	2,390
Reclassification adjustment for net gains included in net income	(2,172)	(456)	(1,716)
Defined benefit postretirement medical plan:
Net gain on defined benefit postretirement medical plan realized during the period	13	3	10
Reclassification adjustment for net amortization and deferral on defined benefit postretirement medical plan (included in compensation and benefits)	(13)	(3)	(10)

Total other comprehensive income	$(23,332)	$(4,900)	$(18,432)

Activity in accumulated other comprehensive income (loss), net of tax, was as follows:

	Securities Available For Sale	Cash Flow Hedge Derivative	Post- retirement Benefit	Accumulated Other Comprehensive Income
	(In Thousands)
Balance January 1, 2023	$(142,236)	$(31,626)	$402	$(173,460)
Other comprehensive income before reclassifications	15,232	(2,864)	9	12,377
Amounts reclassified from accumulated other comprehensive loss	(29)	7,411	(18)	7,364

Net other comprehensive income during period	15,203	4,547	(9)	19,741

Balance December 31, 2023	$(127,033)	$(27,079)	$393	$(153,719)

Balance January 1, 2022	$(4,023)	$674	$(79)	$(3,428)
Other comprehensive income before reclassifications	(138,214)	(31,990)	473	(169,731)
Amounts reclassified from accumulated other comprehensive loss	1	(310)	8	(301)

Net other comprehensive income during period	(138,213)	(32,300)	481	(170,032)

Balance December 31, 2022	$(142,236)	$(31,626)	$402	$(173,460)

Balance January 1, 2021	$15,083	$—	$(79)	$15,004
Other comprehensive income before reclassifications	(17,354)	2,390	10	(14,954)
Amounts reclassified from accumulated other comprehensive loss	(1,752)	(1,716)	(10)	(3,478)

Net other comprehensive income during period	(19,106)	674	—	(18,432)

Balance December 31, 2021	$(4,023)	$674	$(79)	$(3,428)